                                                               Exhibit (a)(1)(A)

                          OFFER TO PURCHASE FOR CASH

                    All Outstanding Shares of Common Stock

                                      of

                             Command Systems, Inc.

                                      at

                              $5.00 Net Per Share

                                      by

                         ICICI Acquisition Corporation

                         A Wholly Owned Subsidiary of
                              ICICI Infotech Inc.


 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
             TIME, ON MARCH 13, 2001, UNLESS THE OFFER IS EXTENDED


   THE OFFER (AS HEREINAFTER DEFINED) IS BEING MADE IN CONNECTION WITH THE AGREEMENT AND PLAN OF MERGER, DATED AS OF JANUARY 26, 2001 (THE "MERGER AGREEMENT"), BY AND AMONG COMMAND SYSTEMS, INC. (THE "COMPANY"), ICICI INFOTECH INC. ("PARENT") AND ICICI ACQUISITION CORPORATION ("PURCHASER"). THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY (1) DETERMINED THAT THE OFFER, THE MERGER (AS HEREINAFTER DEFINED) AND THE MERGER AGREEMENT ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS, (2) APPROVED THE MERGER, THE OFFER, THE MERGER AGREEMENT AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND (3) RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES (AS HEREINAFTER DEFINED) PURSUANT THERETO AND APPROVE AND ADOPT THE MERGER AGREEMENT.

   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE OF THE OFFER A NUMBER OF SHARES OF COMMON STOCK PAR VALUE $0.01 PER SHARE (THE "COMMON STOCK" OR THE "SHARES") OF THE COMPANY, WHICH REPRESENTS MORE THAN SIXTY PERCENT (60%) OF THE TOTAL ISSUED AND OUTSTANDING SHARES ON A FULLY DILUTED BASIS. THE OFFER IS ALSO SUBJECT TO OTHER CONDITIONS. SEE SECTION 15.

   THE OFFER IS NOT CONDITIONED UPON PARENT OR PURCHASER OBTAINING FINANCING.

                    The Information Agent for the Offer is:
                           MacKenzie Partners, Inc.
                               156 Fifth Avenue
                           New York, New York 10010
                         (212) 929-5500 (Call Collect)
                      E-Mail: proxy@mackenziepartners.com
                                      or
                         Call Toll-Free (800) 322-2885

February 12, 2001

                                   IMPORTANT

   Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (1) complete and sign the Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions in the Letter of Transmittal; mail or deliver it and any other required documents to the Depositary indicated thereon, and either deliver the certificate(s) for such tendered Shares to the Depositary along with the Letter of Transmittal or tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 2 ("Procedure for Accepting the Offer and Tendering Shares") of this Offer to Purchase, or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. Stockholders with Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender such Shares.

   A stockholder who desires to tender Shares and whose certificate(s) for Shares is not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 2 ("Procedure for Accepting the Offer and Tendering Shares") of this Offer to Purchase.

   Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be directed to the Information Agent. Purchaser will not pay any fee or commission to any broker or dealer or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
 SUMMARY TERM SHEET......................................................   i


 INTRODUCTION............................................................   1


 THE TENDER OFFER........................................................   3


    1.  Terms of the Offer..............................................    3


    2.  Procedure for Accepting the Offer and Tendering Shares..........    5


    3.  Withdrawal Rights...............................................    7


    4.  Acceptance for Payment and Payment for Shares...................    8


    5.  Certain United States Federal Income Tax Consequences...........    9


    6.  Price Range of Shares; Dividends................................   10


    7.  Certain Information Concerning the Company......................   10


    8.  Certain Information Concerning Parent, Purchaser and ICICI
        Limited.........................................................   13


    9.  Source and Amount of Funds......................................   15


    10. Background of the Offer and the Merger; Past Contacts or
        Negotiations with the Company...................................   15


    11. The Merger Agreement and Other Agreements.......................   19


    12. Purpose of the Offer and the Merger; Plans for the Company......   28


    13. Certain Effects of the Offer....................................   30


    14. Dividends and Distributions.....................................   31


    15. Certain Conditions of the Offer.................................   31


    16. Certain Legal Matters...........................................   33


    17. Fees and Expenses...............................................   34


    18. Miscellaneous...................................................   35


 Schedule I--Information Concerning the Directors and Executive Officers
  of Parent, Purchaser and ICICI Limited................................. S-1

                               SUMMARY TERM SHEET

   ICICI Acquisition Corporation is offering to purchase all of the outstanding shares of common stock of Command Systems, Inc. for $5.00 per share in cash. The following are some of the questions that you, as a stockholder of Command Systems, Inc., may have and the answers to those questions. We urge you to read carefully the remainder of this offer to purchase and the letter of transmittal because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this offer to purchase and the letter of transmittal.

WHO IS OFFERING TO BUY MY SECURITIES?

   Our name is ICICI Acquisition Corporation. We are a Delaware corporation and have carried on no business other than in connection with the merger agreement. We are wholly owned by ICICI Infotech Inc., a Delaware corporation, which is indirectly majority owned by ICICI Limited, a company organized under the laws of India and whose ADRs are listed on the New York Stock Exchange. See the "Introduction" and Section 8 ("Certain Information Concerning Parent Purchaser and ICICI Limited").

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

   We are offering to purchase all of the outstanding common stock of Command Systems, Inc. See the "Introduction" and Section 1 ("Terms of the Offer").

HOW MUCH ARE YOU OFFERING TO PAY, WHAT IS THE FORM OF PAYMENT AND WILL I HAVE
 TO PAY ANY FEES OR COMMISSIONS?

   We are offering to pay $5.00 per share, net to you, in cash. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the "Introduction."

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

   ICICI Infotech Inc., our direct parent company, will provide us with sufficient funds to purchase all shares validly tendered and not withdrawn in the offer and to provide funding for the merger which is expected to follow the successful completion of the offer. These funds have been obtained from the existing resources of ICICI Limited and its subsidiaries. The offer is not conditioned upon any financing arrangements. See Section 9 ("Source and Amount of Funds").

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

   We do not think our financial condition is relevant to your decision as to whether or not to tender in the offer because the form of payment consists solely of cash. ICICI Infotech Inc. currently has sufficient funding to consummate the offer and purchase all tendered shares. Additionally, the offer is not subject to any financing condition. See Section 9 ("Source and Amount of Funds").

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

   You will have until 12:00 midnight, New York City time, on March 13, 2001 to tender your shares in the offer. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this offer to purchase. See Section 1 ("Terms of the Offer") and Section 2 ("Procedure for Accepting the Offer and Tendering Shares").

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

   Subject to the terms of the merger agreement, we can extend the offer. We have agreed in the merger agreement that we may extend the offer without Command Systems' consent in one or more of the following circumstances:

  .  We may extend the offer for an additional period of 10 days;

  . If any of the conditions to the offer have not been satisfied or waived, we may extend the offer for periods of 10 days each; or

  . If any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the offer or any applicable law so requires, we may extend the offer for any period as therein provided.

   In addition, if all conditions to the offer have been satisfied or waived but less than 90% of the outstanding shares of Command Systems have been validly tendered and not withdrawn, we may extend the offer for one additional period of not less than three nor more than 20 business days, provided that we shall accept and pay for all securities tendered, as soon as reasonably practical, prior to the date of such extension, shall otherwise meet the requirements of subsequent offering periods under the Securities Exchange Act of 1934 in connection with such extension and shall waive any condition to the consummation of the Merger other than the condition to obtain material government filings and consents.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

   If we extend the offer, we will inform EquiServe Trust Company N.A., which is the depositary for the offer, of that fact and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire. Purchaser may so announce by making a release to Business Wire, but is not limited to this manner of making a public announcement. See Section 1 ("Terms of the Offer").

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

   We are not obligated to purchase any shares which are validly tendered unless the number of shares validly tendered and not withdrawn before the expiration date of the offer represents more than 60% of the outstanding shares of Command Systems. We call this condition the "minimum condition."

   The offer is also subject to a number of other conditions. We can waive any of the conditions to the offer without Command Systems' consent other than the minimum condition. See Section 15 ("Certain Conditions of the Offer").

HOW DO I TENDER MY SHARES?

   To tender shares, you must deliver the certificate(s) representing your shares, together with a completed and duly executed letter of transmittal, to EquiServe, the depositary for the offer, not later than the time the offer expires. If your shares are held in street name, the shares can be tendered by your nominee through The Depository Trust Company. If you cannot get any document or instrument that is required to be delivered to the depositary by the expiration of the offer, you may request a broker, a bank or other fiduciary which is an eligible institution, to guarantee that the missing items will be received by the depositary within three Nasdaq trading days. For the tender to be valid, however, the depositary must receive the missing items within that three trading day period. See Section 2 ("Procedure for Accepting the Offer and Tendering Shares").

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

   You can withdraw shares you have tendered at any time until the offer has expired and, if we have not agreed by March 13, 2001, or such later date as may apply if the offer is extended, to accept your shares for payment, you can withdraw them at any time after such time until we accept shares for payment. See Section 3 ("Withdrawal Rights").

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

   To withdraw shares you have tendered, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw the shares. See Section 3 ("Withdrawal Rights").

WHAT DOES COMMAND SYSTEMS, INC.'S BOARD OF DIRECTORS THINK OF THE OFFER?

   We are making the offer pursuant to the merger agreement, which has been approved by the board of directors of Command Systems. The board of directors of Command Systems unanimously (1) determined that the offer, the merger and the merger agreement are fair to, and in the best interests of, its stockholders, (2) approved the merger, the offer, the merger agreement and the other transactions contemplated by the merger agreement and (3) recommends that its stockholders accept the offer and tender their shares pursuant thereto and approve and adopt the merger agreement. See the "Introduction."

HAVE ANY STOCKHOLDERS AGREED TO TENDER THEIR SHARES?

   Yes. PHL Global Holding Company and Mr. Edward G. Caputo, president and chief executive officer of Command Systems, have agreed, subject to certain conditions discussed below, to tender all of their shares of Command Systems' common stock, representing approximately 59.4% of the outstanding common stock of Command Systems. PHL Global Holding Company and Mr. Caputo have also agreed to vote in favor of the merger. See the "Introduction" and Section 11 ("The Merger Agreement and Other Agreements").

IF SIXTY PERCENT (60%) OF THE SHARES ARE TENDERED AND ACCEPTED FOR PAYMENT,
 WILL COMMAND SYSTEMS CONTINUE AS A PUBLIC COMPANY?

   No. Following the purchase of shares in the offer, we expect to consummate the merger, and following the merger, Command Systems no longer will be publicly owned. Even if for some reason the merger does not take place, if we purchase all the tendered shares:

  . there may be so few remaining stockholders and publicly held shares that Command Systems' common stock will no longer be eligible to be traded on Nasdaq or on any other securities exchange;

  .  there may not be a public trading market for Command Systems' stock; and

  . Command Systems may cease making filings with the Commission or otherwise cease being required to comply with Commission rules relating to publicly held companies.

   See Section 13 ("Certain Effects of the Offer").

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE COMMAND SYSTEMS SHARES
 ARE NOT TENDERED IN THE OFFER?

   Yes. If we accept for payment and pay for more than 60% of the outstanding shares of Command Systems, we will complete a merger with Command Systems. If that merger takes place, ICICI Infotech Inc. will own all of the shares of Command Systems and all remaining stockholders of Command Systems, other than us and stockholders properly exercising dissenters' rights, will receive $5.00 per share in cash. See the "Introduction" and Section 11 ("The Merger Agreement and Other Agreements").

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

   If the merger described above takes place, stockholders not tendering in the offer will receive the same amount of cash per share that they would have received had they tendered their shares in the offer, subject to any rights of appraisal properly exercised under Delaware law. Therefore, if the merger takes place, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier and will not have appraisal rights if you tender your shares. However, if for some reason the merger does not take place, the number of stockholders of Command Systems and the number of shares of Command Systems which are still in the hands of the public may be so small that there no longer will be an active, or, possibly, any, public trading market for Command Systems' common stock. Also, as described above, Command Systems may cease making filings with the Commission or otherwise cease being required to comply with the Commission rules relating to publicly held companies. See the "Introduction" and Section 13 ("Certain Effects of the Offer").

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

   On January 26, 2001, the last trading day before we announced the offer and the possible subsequent merger, the closing price of Command Systems' common stock reported on Nasdaq was $3.125 per share. On February 9, 2001, the last trading day before we commenced the offer, the closing price of Command Systems' common stock reported on Nasdaq was $4.9063 per share. We advise you to obtain a recent quotation for shares of Command Systems' common stock in deciding whether to tender your shares. See Section 6 ("Price Range of Shares; Dividends").

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

   You can call MacKenzie Partners, Inc. at (212) 929-5500 (collect) or (800) 322-2885 (toll-free). MacKenzie Partners is acting as the information agent for the offer. See the back cover of this offer to purchase.

To the Holders of Common Stock of
Command Systems, Inc.:

                                  INTRODUCTION

   ICICI Acquisition Corporation ("Purchaser"), a Delaware corporation and a wholly owned subsidiary of ICICI Infotech Inc. ("Parent"), a Delaware corporation, an indirect majority owned subsidiary of ICICI Limited, a corporation organized under the laws of India, hereby offers to purchase all outstanding shares of common stock, par value $0.01 per share (the "Common Stock" or the "Shares"), of Command Systems, Inc., a Delaware corporation (the "Company" or "Command Systems"), at a price of $5.00 per Share (the "Offer Price"), net to the selling stockholder in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

   Stockholders of record who hold Shares registered in their own name and tender their Shares directly to the Depositary (as defined below) will not be obligated to pay brokerage fees, commissions, solicitation fees or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes, if any, on the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a bank or broker should check with such institution as to whether they will be charged any service fees. Any tendering stockholder or other payee who fails to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal may be subject to a required federal backup withholding tax of 31% of the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See Section 2 ("Procedure for Accepting the Offer and Tendering Shares"). Purchaser will pay all charges and expenses of MacKenzie Partners, Inc., the Information Agent for the Offer (the "Information Agent"), and EquiServe Trust Company, N.A., the Depositary for the Offer (the "Depositary"), incurred in connection with the Offer. See Section 17 ("Fees and Expenses").

   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE OF THE OFFER THAT NUMBER OF SHARES WHICH REPRESENTS MORE THAN SIXTY PERCENT (60%) OF THE TOTAL ISSUED AND OUTSTANDING SHARES (THE "MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. SEE SECTION 15.

   The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of January 26, 2001 (the "Merger Agreement"), by and among Parent, Purchaser and the Company. The Merger Agreement provides, among other things, that, upon the terms and subject to the conditions therein, as soon as practicable after the consummation of the Offer, Purchaser will be merged with and into the Company (the "Merger"), with the Company being the corporation surviving the merger (the "Surviving Corporation"). At the effective time of the Merger (the "Effective Time"), each outstanding Share (other than Shares held in the Company's treasury immediately before the Effective Time, and Shares held by Parent, Purchaser or any other subsidiary of Parent immediately before the Effective Time, all of which will be cancelled, and other than Shares ("Dissenting Shares") with respect to which appraisal rights are properly exercised under the Delaware General Corporation Law (the "DGCL")) will be converted into and represent the right to receive the Offer Price, subject to any applicable withholding taxes, without interest. See Section 11 ("The Merger Agreement and Other Agreements").

   THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD") UNANIMOUSLY
(1) DETERMINED THAT THE OFFER, THE MERGER AND THE MERGER AGREEMENT ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS, (2) APPROVED THE MERGER, THE OFFER, THE MERGER AGREEMENT AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND (3) RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER, AND TENDER THEIR SHARES PURSUANT THERETO AND APPROVE AND ADOPT THE MERGER AGREEMENT.

   The Board of Directors of the Company has received the written opinion of Ladenburg Thalmann & Co. Inc. ("Ladenburg") stating that the proposed consideration to be received by the holders of shares of Common Stock pursuant to the Offer and the Merger is fair to such holders from a financial point of view. A copy of the written opinion of Ladenburg, which set forth the assumptions made, procedures followed, matters considered and limitations on the reviews undertaken, are included as an annex to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Commission in connection with the Offer, a copy of which is being furnished to stockholders concurrently herewith. Stockholders are urged to read the full text of such opinion carefully.

   The Company has represented to Parent and Purchaser that, as of January 26, 2001, there were 7,659,665 Shares outstanding and there were options to acquire 727,901 Shares outstanding. None of Parent, Purchaser nor any person listed on
Schedule I hereto beneficially owns any Shares. Accordingly, the Minimum Condition will be satisfied if 4,595,799 Shares are tendered in the Offer. Simultaneously with entering into the Merger Agreement, Parent and Purchaser entered into a Stock Tender Agreement with Mr. Edward G. Caputo and PHL Global Holding Company, dated January 26, 2001 (the "Stock Tender Agreement"), pursuant to which Mr. Caputo, who, as of January 26, 2001, beneficially owned 3,972,500 Shares, and PHL Global Holding Company, which, as of January 26, 2001, beneficially owned 579,250 Shares, have (1) agreed to tender all such Shares, and any subsequently acquired Shares, in the Offer, and (2) agreed to vote such shares in favor of the Merger Agreement. The Shares beneficially owned by Mr. Caputo and PHL Global Holding Company equal approximately 59.4% of the outstanding Shares. See Section 11 ("The Merger Agreement and Other Agreements").

   The Merger Agreement provides that, promptly following the purchase of and payment for a number of Shares that satisfies the Minimum Condition, and from time to time thereafter, Purchaser shall be entitled to designate the number of directors, rounded up to the next whole number, on the Board of Directors of the Company that equals the product of (i) the total number of directors on the Board of Directors of the Company (giving effect to any additional directors elected by Purchaser) and (ii) the ratio of (a) the number of Shares beneficially owned by Parent and Purchaser following the Offer to (b) the total number of outstanding Shares, and the Company will take all action within its power to cause Purchaser's designees to be elected or appointed to the Board of Directors of the Company, including, without limitation, increasing the number of directors, and seeking and accepting resignations of incumbent directors; provided, however, that before the Effective Time, the Board of Directors of the Company will have at least two directors who were directors on January 26, 2001, the date on which the Merger Agreement was executed. See Section 11 ("The Merger Agreement and Other Agreements"). The designation of directors by Parent is subject to compliance with the requirements of Section 14(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

   Simultaneously with entering into the Merger Agreement, the Company and Parent entered into an Employment Agreement with Mr. Caputo, dated as of January 26, 2001 (the "Employment Agreement"), pursuant to which Mr. Caputo shall be employed as president of the Company for the period commencing on the consummation of the Offer and ending on the second anniversary thereof, subject to automatic one-year renewal periods.

   The information contained herein concerning or attributed to the Company has been supplied by the Company, and all other information contained herein has been supplied by Parent and Purchaser. Although neither the Company nor Parent or Purchaser have any knowledge that would indicate that any statements contained herein based on the information provided by the other are untrue, neither the Company nor Parent or Purchaser take any responsibility for the accuracy or completeness of any information provided by the other or for any failure by the other to disclose events that may have occurred and may affect the significance or accuracy of such information but which are unknown to the Company or Parent and Purchaser, respectively.

   THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND YOU SHOULD READ THEM IN THEIR ENTIRETY BEFORE MAKING ANY DECISION WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

1. Terms of the Offer.

   Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for all Shares which are validly tendered and not withdrawn on or prior to the Expiration Date, as soon as practicable after the Expiration Date (the "Offering Period"). The term "Expiration Date" means 12:00 midnight, New York City time, on Tuesday, March 13, 2001, unless and until Purchaser (subject to the terms and conditions of the Merger Agreement) shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire prior to the purchase of any Shares by Purchaser.

   The Offer is conditioned upon the satisfaction of the Minimum Condition and the other conditions set forth in Section 15 ("Certain Conditions of the Offer") (collectively, the "Offer Conditions"). Subject to the provisions of the Merger Agreement, Purchaser may waive any or all of the conditions to its obligation to purchase Shares pursuant to the Offer other than the Minimum Condition. If, by the initial Expiration Date or any subsequent Expiration Date, any or all of the conditions to the Offer have not been satisfied or waived, subject to the provisions of the Merger Agreement, Purchaser may elect to (i) terminate the Offer and return all tendered Shares to tendering stockholders, (ii) waive all of the unsatisfied conditions (other than the Minimum Condition) and, subject to any required extension, purchase all Shares validly tendered by the Expiration Date and not withdrawn or (iii) extend the Offer and Expiration Date and retain the Shares that have been tendered (and not subsequently withdrawn) until the expiration of the Offer as extended.

   Under the terms of the Merger Agreement, neither Parent nor Purchaser may, without the prior written consent of the Company, (i) decrease the Offer Price,
(ii) decrease the number of Shares subject to the Offer, (iii) change the form of consideration payable in the Offer, (iv) impose conditions to the Offer in addition to the conditions set forth in Section 15 ("Certain Conditions of the Offer"), (v) except as provided below or as required by any rule, regulation, interpretation or position of the SEC, change the Expiration Date or (vi) otherwise amend any term of the Offer in a manner adverse to the holders of Shares. In addition, Purchaser may not, without the prior written consent of the Company, waive or amend the Minimum Condition.

   Notwithstanding the foregoing, Purchaser may, without the consent of the Company, extend the Offer beyond the initial Expiration Date in one or more of the following events: (i) Purchaser may extend the Offer for an additional period of 10 days; (ii) if any of the conditions to the Offer have not been satisfied or waived, Purchaser may extend the Offer for periods of 10 days; or
(iii) if any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer or any applicable law so requires, Purchaser may extend the Offer for any period as therein provided.

   In addition, if all conditions to the Offer have been satisfied or waived but less than 90% of the outstanding shares of Command Systems have been validly tendered and not withdrawn, Purchaser may extend the Offer for one additional period of not less than three nor more than 20 business days, provided that Purchaser shall accept and pay for, as soon as reasonably practical, all securities tendered prior to the date of such extension, shall otherwise meet the requirements of Rule 14d-11 under the Exchange Act in connection with such extension and shall waive any condition to the consummation of the Merger other than the condition to obtain material government filings and consents that may fail to be satisfied during such extension. Purchaser may elect, in its sole discretion, to provide such a subsequent offering period (the "Subsequent Offering Period"), which, if one is provided, is not an extension of the Offering Period. A Subsequent Offering Period would be an additional period of time, following the expiration of the Offering Period, in which stockholders may tender Shares not tendered during the Offering Period. Purchaser will announce its intention to provide a Subsequent Offering Period in accordance with applicable rules, regulations and interpretations of the Commission. Any decision to provide a Subsequent Offering Period will be announced no later than 9:00 a.m.,

New York City time, on the next business day after the expiration of the Offering Period. Purchaser will announce the approximate number and percentage of the Shares deposited as the Expiration Date no later than 9:00 a.m., New York City time, on the next business day following the Expiration Date.

   Subject to the applicable rules and regulations of the Commission and the provisions of the Merger Agreement, Purchaser also expressly reserves the right, in its sole discretion, at any time or from time to time, (i) to terminate the Offer if any of the Offer Conditions have not been satisfied and
(ii) to waive any Offer Condition (other than the Minimum Condition) or otherwise amend the Offer in any respect, in each case by giving oral or written notice of such extension, termination, waiver or amendment to the Depositary and by making a public announcement thereof. If Purchaser accepts for payment any Shares pursuant to the Offer, it will accept for payment all Shares validly tendered prior to the Expiration Date and not withdrawn, and will promptly pay for all Shares so accepted for payment.

   The rights reserved by Purchaser in the preceding paragraph are in addition to Purchaser's rights pursuant to Section 15 ("Certain Conditions of the Offer"). Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension of the Expiration Date to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-l(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change), and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to Business Wire.

   If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials (including by public announcement as set forth above) and extend the Offer to the extent required by Rules 14d-4(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer, other than a change in price, percentage of securities sought or inclusion of or change to a dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. In the Commission's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of 10 business days may be required to allow for adequate dissemination and investor response. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or inclusion of or change to a dealer's soliciting fee, a minimum 10 business day period from the date of such change is generally required to allow for adequate dissemination to stockholders. Accordingly, if, prior to the Expiration Date, Purchaser decreases the number of Shares being sought or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such tenth business day. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

   In connection with the Offer, the Company has provided Purchaser with the names and addresses of all record holders of Shares and security position listings of Shares held in stock depositories. This Offer to Purchase, the Letter of Transmittal and other relevant materials will be mailed to registered holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list of the Company or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. Procedure for Accepting the Offer and Tendering Shares.

   Valid Tenders. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message (as hereinafter defined) in connection with a book-entry transfer of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, and either (i) a certificate(s) representing tendered Shares must be received by the Depositary, or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below (and confirmation of receipt of such delivery must be received by the Depositary), in each case on or prior to the Expiration Date, or (ii) the guaranteed delivery procedures set forth below must be complied with. No alternative, conditional or contingent tenders will be accepted.

   Signature Guarantees. No signature guarantee is required on a Letter of Transmittal (i) if such Letter of Transmittal is signed by the registered holder(s) of the Shares tendered therewith, unless such holder(s) has completed the box entitled "Special Payment Instructions" in the Letter of Transmittal, or (ii) if Shares are tendered for the account of a firm that is a member in good standing of the Security Transfer Agent's Medallion Program (each being hereinafter referred to as an "Eligible Institution"). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

   If a certificate representing Shares is registered in the name of a person other than the signatory of the Letter of Transmittal (or a manually signed facsimile thereof), or if payment is to be made, or Shares not accepted for payment or not tendered are to be registered in the name of a person other than the registered holder, the certificate(s) must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name(s) of the registered holder(s) appears on the certificate(s), with the signatures on the certificate(s) or stock power(s) guaranteed by an Eligible Institution. If the Letter of Transmittal or stock power(s) is signed, or any certificate(s) is endorsed, by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by Purchaser, proper evidence satisfactory to Purchaser of their authority to so act must be submitted. See Instruction 5 of the Letter of Transmittal.

   Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at The Depository Trust Company ("DTC") for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC's system may make book-entry delivery of the Shares by causing DTC to transfer such Shares into the Depositary's account in accordance with DTC's procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or an Agent's Message and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the guaranteed delivery procedures described below must be complied with.

   The term "Agent's Message" means a message transmitted through electronic means by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal.

   DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH DTC'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

   Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificate(s) representing Shares is not immediately available (or the procedures for book-entry transfer cannot be completed on a timely basis) or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such Shares may nevertheless be tendered, PROVIDED that all of the following conditions are satisfied:

     (1) such tender is made by or through an Eligible Institution;

     (2) the Depositary receives, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser; and

     (3) the certificate(s) representing all tendered Shares in proper form for transfer (or confirmation of a book-entry transfer of such Shares into the Depositary's account at DTC), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees (or, in connection with a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal is received by the Depositary within three trading days after the date of such Notice of Guaranteed Delivery. A "trading day" is any day on which Nasdaq is open for business.

   The Notice of Guaranteed Delivery may be delivered by hand, or may be transmitted by facsimile transmission or mail, to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

   THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY, SUBJECT TO THE GUARANTEED DELIVERY PROCEDURES SET FORTH ABOVE. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

   Determination of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tendered Shares will be determined by Purchaser in its sole discretion, and its determination shall be final and binding on all persons. Purchaser reserves the absolute right to reject any or all tenders of any Shares that it determines are not in appropriate form or the acceptance for payment of or payment for which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular Shares or any particular stockholder, and Purchaser's interpretation of the terms and conditions of the Offer will be final and binding on all persons. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been expressly waived or cured to the satisfaction of Purchaser. None of Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give any such notification.

   Other Requirements. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's proxy, in the manner set forth in the Letter of Transmittal, with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after the date of this Offer to Purchase), effective if, when and to the extent that Purchaser accepts such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares or other securities accepted for payment will, without further action, be revoked, and no subsequent proxies may be given by such stockholder nor any subsequent written consents executed (and, if given or executed, will not be deemed effective). Such designees of Purchaser will, with respect to such Shares and other securities or rights issuable in respect thereof, be empowered to exercise all voting and other rights of such stockholder with respect to such tendered Shares as it, in its sole discretion, may deem proper in respect of any annual, special or adjourned meeting of the Company's stockholders, action by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, Purchaser must be able to exercise full voting rights with respect to the Shares accepted by Purchaser for payment immediately upon such acceptance.

   Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

   To prevent federal backup withholding tax on payments made to stockholders with respect to Shares purchased pursuant to the Offer, each stockholder must provide the Depositary with his, her or its correct taxpayer identification number ("TIN") and certify that he, she or it is not subject to backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. Non-U.S. holders must submit a completed Form W-8BEN to avoid backup withholding. These forms may be obtained from the Depositary.
See Instructions 10 and 11 of the Letter of Transmittal.

3. Withdrawal Rights.

   Tenders of Shares made pursuant to the Offer will be irrevocable, except that Shares tendered may be withdrawn at any time prior to the Expiration Date, and, unless theretofore accepted for payment by Purchaser as provided herein, may also be withdrawn on or after March 13, 2001 (or such later date as may apply if the Offer is extended).

   For a withdrawal of tendered Shares to be effective, a written or facsimile transmission notice of withdrawal must be received prior to the Expiration Date by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase or sent by facsimile transmission to the Depositary at the following numbers: (781) 575-4826 (please call (781) 575-4816 to confirm receipt of facsimile only). Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name(s) in which the certificate(s) representing such Shares is registered, if different from that of the person who tendered such Shares. If a certificate(s) for Shares to be withdrawn has been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers shown on the particular certificate(s) evidencing such Shares to be withdrawn must also be furnished to the Depositary prior to the physical release of the Shares to be withdrawn. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 2 ("Procedure for Accepting the Offer and Tendering Shares"), any notice of withdrawal must specify the name and number of the account at DTC to be credited with such withdrawn Shares and must otherwise comply with DTC's procedures.

   If Purchaser extends the Offer, is delayed in its acceptance for payment of any Shares tendered, or is unable to accept for payment or pay for Shares tendered pursuant to the Offer, for any reason whatsoever, then, without prejudice to Purchaser's rights set forth herein, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that the tendering stockholder is entitled to and duly exercises withdrawal rights as described in this Section
3. Any such delay will be accompanied by an extension of the Offer to the extent required by law.

   Withdrawals of tenders of Shares may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following the procedures described in Section 2 ("Procedure for Accepting the Offer and Tendering Shares") at any time prior to the Expiration Date.

   All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, and its determination will be final and binding on all persons. None of Parent, Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal, nor shall any of them incur any liability for failure to give any such notification.

4. Acceptance for Payment and Payment for Shares.

   Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment thereto), Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not withdrawn, as soon as practicable after the Expiration Date. Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any applicable law. If Purchaser desires to delay payment for Shares accepted for payment pursuant to the Offer, and such delay would otherwise be in contravention of Rule 14e-l(c) of the Exchange Act, Purchaser will extend the Offer. See Section 1 ("Terms of the Offer").

   In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) a certificate(s) representing such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at DTC, as described in Section 2 ("Procedure for Accepting the Offer and Tendering Shares")), (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees (or, in connection with a book-entry transfer, an Agent's Message), and (iii) any other documents required by the Letter of Transmittal.

   For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares tendered prior to the Expiration Date when, as and if Purchaser gives oral or written notice to the Depositary, as agent for the tendering stockholders, of Purchaser's acceptance for payment of such Shares. Payment for Shares so accepted for payment will be made by the deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payment from Purchaser and transmitting such payment to tendering stockholders. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights under Section 1 ("Terms of the Offer"), the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 3 ("Withdrawal Rights") and as otherwise required by Rule 14e-l(c) under the Exchange Act. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE BY REASON OF ANY DELAY IN MAKING SUCH PAYMENTS.

   If any tendered Shares are not accepted for payment and paid for, a certificate(s) representing such Shares will be returned (or, in the case of Shares delivered by book-entry transfer with DTC as permitted by Section 2 ("Procedure for Accepting the Offer and Tendering Shares"), such Shares will be credited to an account maintained with DTC) without expense to the tendering stockholder as promptly as practicable following the expiration or termination of the Offer.

   If, prior to the Expiration Date, Purchaser increases the consideration to be paid for Shares pursuant to the Offer, Purchaser will pay such increased consideration for all Shares accepted for payment or paid for pursuant to the Offer, whether or not such Shares have been tendered, accepted for payment or paid for prior to such increase in the consideration.

   Purchaser reserves the right to transfer or assign in whole or in part to one or more affiliates of Purchaser the right of Purchaser to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer if the assignee does not perform such obligations and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

5. Certain United States Federal Income Tax Consequences.

   The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under state, local, or foreign tax laws. In general, a stockholder who tenders Shares in the Offer or receives cash in exchange for Shares in the Merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder's tax basis in the Shares sold. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same time and price) sold or exchanged pursuant to the Offer or the Merger. Such gain or loss will generally be capital gain or loss if the Shares disposed of were held as capital assets by the stockholder and will be long-term capital gain or loss if such Shares have been held for more than one year.

   A stockholder who perfects his or her stockholder's appraisal rights, if any, under the DGCL will probably recognize gain or loss at the Effective Time in an amount equal to the difference between the "amount realized" and such stockholder's adjusted tax basis in such Shares. Stockholders who dissent from the Merger should consult their tax advisers as to the tax consequences of dissenting from the Merger, including the timing of any gain or loss recognition and the treatment of any interest that may be awarded pursuant to an appraisal proceeding.

   A stockholder who is a non-U.S. Holder will not be subject to U.S. federal income or withholding tax on the receipt of cash for Shares pursuant to the Offer or the Merger unless (i) the income from the Shares is effectively connected with the conduct by the non-U.S. Holder of a trade or business in the United States or (ii) in the case of an individual non-U.S. Holder, the non U.S. Holder is present in the United States for 183 days or more in the taxable year in which cash is received for the Shares pursuant to the Offer or the Merger and certain other conditions are met. As used herein, a "U.S. Holder" is a beneficial owner of a Share who is (1) an individual citizen or resident of the United States, (2) a corporation or partnership organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income tax regardless of source or (4) a trust if a court within the United States is able to control all substantial decisions of the trust. A "Non-U.S. Holder" is a beneficial owner of a Share who is not a U.S. Holder.

   The foregoing summary is for general information purposes only and is based on the U.S. federal income tax law now in effect, which is subject to change, possibly retroactively. This summary does not discuss all aspects of U.S. federal income taxation which may be important to a particular stockholder in light of his, her, or its individual investment circumstances or to certain types of stockholders subject to special tax rules (including, but not limited to, insurance companies, tax-exempt organizations, financial institutions, broker dealers, foreign stockholders and stockholders who have acquired their Shares pursuant to the exercise of employee stock options or otherwise as compensation), nor does it address state, local or foreign tax consequences. Each stockholder is urged to consult his, her or its tax advisor regarding the specific U.S. federal, state, local and foreign income and other tax consequences of the Offer and Merger.

6. Price Range of Shares; Dividends.

   The Company's Common Stock is listed and traded on Nasdaq--National Market System under the symbol "CMND." The following table sets forth, for the periods indicated, the high and low sales prices for the Common Stock on Nasdaq with respect to periods occurring in fiscal years 2000 and 2001 as reported by published financial sources. The Company has not paid any dividends on its Common Stock during these periods. The Merger Agreement prohibits the Company from declaring, setting aside or paying any cash dividends prior to the earlier of the termination of the Merger Agreement or the Offer completion date.

                                                                 Common Stock
                                                                ---------------
      Year                                                       High     Low
      ----                                                      ------- -------
      1999
      First Quarter............................................ $3.875  $1.8438
      Second Quarter........................................... $2.1875 $1.375
      Third Quarter............................................ $2.75   $1.4375
      Fourth Quarter........................................... $2.9688 $1.25

      2000
      First Quarter............................................ $6.0625 $1.75
      Second Quarter........................................... $4.50   $1.7188
      Third Quarter............................................ $3.4375 $1.625
      Fourth Quarter........................................... $2.6719 $1.50

      2001
      First Quarter (through February 9, 2001)................. $4.9063 $2.00

   On January 26, 2001, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the closing price per Share reported on Nasdaq was $3.125. On February 9, 2001, the last full trading day before the commencement of the Offer, the closing price per Share reported on Nasdaq was $4.9063. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

7. Certain Information Concerning the Company.

   Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or is based upon reports and other documents on file with the Commission or otherwise publicly available. Although neither Purchaser nor Parent have any knowledge that would indicate that any statements contained herein based upon such reports and documents are untrue, neither Purchaser nor Parent takes any responsibility for the accuracy or completeness of the information contained in such reports and other documents or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but that are unknown to Purchaser or Parent.

 General

   The Company is a Delaware corporation with its principal executive offices located at 76 Batterson Park Road, Farmington, Connecticut 06032. The Company's telephone number is (860) 409-2000. The Company provides a wide range of information technology (IT) services and solutions to large financial services and insurance organizations, middle market companies and public sector organizations to support their evolving business needs. Its services are delivered through the use of seamless on-site and offshore consulting project teams. Such services help its clients to successfully design, develop and implement integrated IT solutions in diverse computing environments including:
(1) e-business development; (2) Internet/intranet applications; (3) network design and deployment; (4) outsourcing solutions; (5) applications and systems development; (6) database design and development; and (7) staff augmentation. These services may be provided individually or as a combination of service offerings to provide complete solutions.

 Summary Financial Information

   Set forth below is certain selected financial data with respect to the Company and its subsidiaries excerpted from the data contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 and the audited consolidated statement of operations for the Company for the 12 months ended December 31, 2000 and the audited consolidated balance sheet for the Company as of December 31, 2000 contained in the Company's Form 8-K filed on February 12, 2001. More comprehensive financial data is included in such reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such reports, other documents and all the financial data (including any related notes) contained herein. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information."

                             Command Systems, Inc.

                      Selected Consolidated Financial Data

                                                    Year Ended December 31,
                                                    -------------------------
                                                     1998     1999     2000
                                                    -------  -------  -------
                                                     (in thousands, except
                                                        per share data)
Statements of Operations Data:
Revenues........................................... $35,215  $27,192  $25,490
Gross profit....................................... $10,687  $ 7,372  $ 7,838
Operating (loss) income............................ $(3,039) $(3,974) $(3,670)
(Loss) income before income taxes.................. $(2,085) $(2,870) $(2,743)
Loss applicable to common stockholders............. $(2,028) $(2,936) $(2,851)
Basic and diluted loss per share applicable to
 common stockholders............................... $ (0.29) $ (0.38) $ (0.37)


Balance Sheet Data:
Cash and cash equivalents.......................... $16,170  $ 3,901  $ 9,389
Marketable securities.............................. $ 2,824  $14,348  $ 6,968
Goodwill, net of accumulated amortization of $456,
 $931 and $1,436 in 1998, 1999 and 2000............ $ 6,389  $ 6,057  $ 5,553
Total assets....................................... $35,648  $30,469  $28,551
Total stockholders' equity......................... $30,455  $27,356  $24,460

 Certain Projections

   The Company does not, as a matter of course, make public any forecasts as to its future financial performance. However, in connection with Parent's review of the transactions contemplated by the Offer and the Merger, the Company has provided Parent with certain projected financial information concerning the Company. Such information included, among other things, the Company's projections of revenue, gross profit, selling, general and administrative expense, goodwill amortization, income from operations, net interest income, income before income taxes, net income and basic earnings per share for the Company for the fiscal quarters of 2001 and for the fiscal year 2001. Set forth below is a summary of such projections. These projections should be read together with the selected financial data of the Company contained herein and the financial statements of the Company referred to herein.

                                             Quarter Ended
                             ---------------------------------------------  Year Ended
                             March 31, June 30, September 30, December 31, December 31,
                               2001      2001       2001          2001         2001
                             --------- -------- ------------- ------------ ------------
                                       (in thousands, except per share data)
   Revenue.................   $9,797   $11,658     $11,923      $12,537      $45,915
   Gross profit............    3,331     3,980       4,089        4,367       15,767
   Selling, general and
    administrative
    expense................    2,941     3,355       3,473        3,521       13,291
   Goodwill amortization...      126       126         126          126          504
                              ------   -------     -------      -------      -------
                               3,067     3,481       3,599        3,647       13,795
   Income from operations..      264       499         490          720        1,972
   Other income:
    Interest income, net...      258       270         284          300        1,111
                              ------   -------     -------      -------      -------
   Income before income
    taxes..................      522       769         774        1,019        3,083
   Net income..............   $  521   $   768     $   540      $   577      $ 2,405
                              ======   =======     =======      =======      =======
   Basic earnings per
    share..................   $ 0.07   $  0.10     $  0.07      $  0.08      $  0.31
                              ======   =======     =======      =======      =======

   It is the understanding of Parent and Purchaser that the projections were not prepared with a view to public disclosure or compliance with published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts and are included herein only because such information was provided to Parent and Purchaser. The projections do not purport to present operations in accordance with generally accepted accounting principles and the Company's independent auditors have not examined or compiled the projections presented herein, and accordingly assume no responsibility for them. These forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) are subject to certain risks and uncertainties that could cause actual results to differ materially from the projections. The Company has advised Purchaser and Parent that its internal financial forecasts (upon which the projections provided to Parent and Purchaser were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decisions, and are subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. The projections also reflect numerous assumptions (not all of which were provided to Parent and Purchaser) all made by management of the Company with respect to general market and industry conditions and other matters, including ability to internally fund growth without additional outside investment, the ability to use loss carryforwards to reduce tax liability as earnings are generated and the availability of staffing resources, all of which are difficult to predict, many of which are beyond the Company's control and none of which were subject to approval by Parent or Purchaser. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate, and actual results may be materially greater or less than those contained in the projections. The inclusion of the projections herein should not be regarded as an indication that any of Parent, Purchaser, the Company or their respective affiliates or representatives considered or consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such. None of Parent, Purchaser, the Company or any of their respective affiliates or representatives has made, or makes any representation to any person regarding the ultimate performance of the Company compared to the information contained in the projections and none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error. These projections are subject to certain risks and uncertainties that could cause actual results to differ materially from the projections.

 Available Information

   The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in such proxy statements and distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities at the Commission's principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The reports, proxy statements and other information filed by the Company with the Commission may be accessed electronically on the Commission's Website at http://www.sec.gov. Copies of such material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549.

8. Certain Information Concerning Parent, Purchaser and ICICI Limited.

   Parent is a Delaware corporation with principal executive offices at 450 Raritan Center Parkway, Edison, New Jersey 08837. The telephone number of Parent is (732) 225-4242. Parent is an indirect majority owned subsidiary of ICICI Limited.

   The three main areas of business for Parent are:

  .  software consultancy and development services;

  .  IT enabled services including transaction processing and call centers;
     and

  .  IT infrastructure and facilities management services.

   Parent has a dedicated team to service ICICI Limited and its direct and indirect subsidiaries. During its 2000 fiscal year, Parent was able to build a large skill base and project management capabilities by executing several large projects for ICICI Limited and its direct and indirect subsidiaries. During its 2000 fiscal year, Parent also put in place a business development and implementation team for sourcing and developing external businesses. Parent intends to focus on software development relating to the financial service industry, web-based technologies and real time software. The services of Parent are intended to include onsite projects and combined onsite/offshore delivery mechanisms.

   Purchaser is a Delaware corporation with its principal offices located at 450 Raritan Center Parkway, Edison, New Jersey 08837. The telephone number of Purchaser is (732) 225-4242. Purchaser is a wholly owned subsidiary of Parent. Purchaser has not carried on any activities other than in connection with the Merger Agreement.

   ICICI Limited is a corporation organized under the laws of India with its principal offices located at ICICI Towers, Bandra-Kurla Complex, Mumbai 400 051 Maharashtra, India. The telephone number of ICICI Limited is +91 22 653 1414. ICICI Limited is a diversified financial services group, offering a wide range of products and services aimed at fulfilling the banking and financial needs of India's corporate and retail sectors. The business of ICICI Limited consists primarily of corporate banking activities, including project finance, corporate finance and working capital finance.

   In the last five years, ICICI Limited has been offering retail banking services, including taking retail deposits and offering retail bonds. ICICI Limited started offering retail credit products in fiscal 1999 and now offers retail credit products such as home and automobile loans and other consumer finance products and services. It also engages in a number of advisory, investment and other financial activities.

   ICICI Limited's net income, on a consolidated basis, for its 2000 fiscal year was approximately US$214,000,000.

   ICICI Limited's ADRs are listed on the New York Stock Exchange. ICICI Limited is subject to the informational filing requirements as a foreign issuer of the Exchange Act and, in accordance therewith, is obliged to file reports and other information with the Commission relating to its business, financial condition and other matters. Such reports and other information should be available for inspection at the public reference facilities at the Commission's principal office at 450 Fifth Street N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The reports and other information filed by ICICI Limited with the Commission may be accessed electronically on the Commission's Website at http://www.sec.gov. Copies of such material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Except as otherwise noted in this Offer to Purchase, all of the information with respect to ICICI Limited set forth in this Offer to Purchase has been derived from publicly available information.

   The name, citizenship, business address, business phone number, principal occupation or employment and five-year employment history for each of the directors and officers of Parent, Purchaser and ICICI Limited are set forth in
Schedule I hereto.

   Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, none of Parent, Purchaser, ICICI Limited nor, to the best knowledge of Parent, Purchaser and ICICI Limited, any of the persons listed in
Schedule I to this Offer to Purchase, has beneficial ownership of any securities of the Company.

   Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, none of Parent, Purchaser, ICICI Limited nor, to the best knowledge of Parent, Purchaser and ICICI Limited, any of the persons listed in
Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

   None of Parent, Purchaser, ICICI Limited nor, to the best knowledge of Parent, Purchaser and ICICI Limited, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between ICICI Limited, Parent, Purchaser or any of their subsidiaries or, to the best knowledge of ICICI Limited, Parent and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. None of the persons listed in Schedule I have, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in Schedule I have, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to federal or state securities, laws, or a finding of any violation of federal or state securities laws.

9. Source and Amount of Funds.

   The total amount of funds required by Purchaser to purchase all outstanding Shares and options for Shares pursuant to the Offer and the Merger is estimated to be approximately $39,799,935. Purchaser will obtain such funds from ICICI Infotech Inc., a Delaware corporation, who has obtained such funds from the existing resources of ICICI Limited and its subsidiaries. The Offer is not conditioned on any financing arrangements.

10. Background of the Offer and the Merger; Past Contacts or Negotiations with the Company.

   Executives of Parent are familiar with the business and operations of the Company because each of Parent and the Company conduct business in the same markets. The following information, except as it pertains to communication or agreements involving any of Purchaser, Parent, ICICI Limited or their representatives, has been obtained from the Company.

   During the early part of the Board's fiscal 1999 strategic review of the Company's operating and financial performance and future prospects, the Board discussed with the Company's management ("Management") possible steps to achieve growth in revenue and profitability and to maximize stockholder value, including the pursuit of strategic alternatives. At a meeting of the Board held on March 19, 1999, Mr. Edward G. Caputo, Chairman of the Board and President of the Company, indicated that he had received from time to time inquiries about pursuing possible combinations with other companies. The Board agreed at the meeting that the Company should continue to informally investigate strategic alternatives.

   On April 14, 1999, at a meeting of the Board, the Board's Chairman, Mr. Caputo, indicated that he had received a proposal from BancBoston Robertson Stephens ("BBRS") regarding its engagement to pursue various alternatives for the Company, including the possible sale of the Company. After discussing the proposed terms of the engagement, the Board agreed to engage BBRS to examine the strategic alternatives available to the Company.

   In June 1999, BBRS reported back to the Board that they had identified 48 potential parties which might be interested in pursuing a transaction with the Company. Of the 48 potential parties contacted, only 9 had requested and been provided with an Executive Summary concerning the Company and 23 had expressed no interest. BBRS reported that of the parties interested in a transaction with the Company, the franchise value of the Company's insurance company relationships, its regional focus and its strong cash position were listed as the Company's positive factors while the Company's negative factors included its recent operating results, its staff augmentation concentration and its relatively small size.

   At a Board meeting held on June 30, 1999, BBRS identified one company which requested further meetings with the Company. BBRS reported that while no pricing was discussed, this company indicated that any proposal made by it would likely involve consideration consisting of a combination of cash and securities. After discussion, the Board requested BBRS to continue its process and also gave BBRS its approval for BBRS to contact certain companies that the Company had previously asked BBRS not to pursue for various reasons.

   By the time of a Board meeting held on September 1, 1999, the Company had met once with the company previously identified by BBRS, which resulted in no further developments, and no other parties were identified as having an interest in pursuing a potential transaction with the Company. Consequently, the Board instructed BBRS to suspend its search for strategic alternatives for the Company and terminated the Company's engagement of BBRS as of the date of the meeting.

   On April 25, 2000, Mr. Ronald E. Sanderson, President of Ronald E. Sanderson and Associates, Inc., contacted Mr. Willcox to discuss the possibility of a potential transaction between Parent and the Company. Subsequently, on April 26, 2000, a confidentiality agreement with respect to communications and information about the Company was executed by Parent and the Company.

   On April 27, 2000, Mr. M.B. Battliwala, Executive Vice President of Parent, Mr. Caputo and Mr. Willcox met to exchange background information on their respective companies. As negotiations between Parent and Management continued with respect to a potential acquisition by Parent of the Company, two offers from potential strategic partners to purchase an interest in the Company's Indian subsidiary, Command International Software ("CIS"), were received by the Company. On June 13, 2000, Manoj Kunkalienkar, Joint President of ICICI Infotech Services Limited, an affiliate of Parent, and V. Srinivasan, Managing Director and Chief Executive Officer of ICICI Infotech Services Limited, met with Management to discuss potential acquisition structures or working relationships between the Company and Parent. At a Board meeting held on July 11, 2000, Mr. Caputo reported that negotiations with respect to the two offers regarding the Company's Indian subsidiary were ongoing as well.

   On August 1, 2000, Mr. Willcox delivered a letter to Mr. Sanderson detailing the possible synergies resulting from a combination of the Company and an acquiring company in the information technology business. Also beginning in the month of August, representatives of Parent arrived at the offices of the Company to conduct on-site due diligence, which lasted through the month of November 2000.

   On August 11, 2000, a special telephonic meeting of the Board was held to discuss negotiations with i-flex solutions, ltd. ("i-flex"), one of the strategic partners that had submitted an offer to purchase an equity interest in CIS. Mr. Caputo reported that Mr. Willcox was expected to negotiate a final term sheet with i-flex, subject to Board approval.

   On August 16, 2000, Mr. V. Srinivasan, representatives of Sridhar & Santhanam ("S&S"), consultants to Parent, and other representatives of Parent met with Mr. Caputo and Mr. Willcox in Bombay, India, during which meeting Mr. Srinivasan requested an outline of the process the Company would have to undergo in order to be acquired by Parent. On August 22, 2000, a process outline was prepared by Fulbright & Jaworski L.L.P. ("Fulbright"), legal counsel to the Company, and delivered to Parent on the following day.

   On August 26, 2000, Parent delivered to the Company a letter of interest in acquiring the Company (the "Letter of Interest"). The Letter of Interest set forth, among other things, the purchase of all the Shares for a purchase price between $4.00-$6.50 per Share and an exclusivity period during which Parent could conduct its due diligence review of the Company and the Company would not solicit or engage in discussions with any other person concerning the acquisition of the Company or any of its assets, other than a possible purchase by i-flex of a 26% interest in CIS (the "Exclusivity Period"), until September 30, 2000.

   On August 29, 2000, the Board held a meeting to discuss the Letter of Interest, including Parent's request for an Exclusivity Period ending on September 30, 2000. After discussion, the Board approved the Letter of Interest, except that the Exclusivity Period would end on September 15, 2000. The Board also discussed the proposed arrangement with i-flex pursuant to which i-flex would acquire 26% of CIS for 68.13 million Indian rupees (approximately US $1.5 million at the then-current exchange rate) and enter into certain other business relationships with the Company. The Board directed Management to review with counsel the effect of the proposed transaction with i-flex on the Company, including the effect of such transaction on the potential transaction with Parent, and directed Management to report back to the Board.

   On September 5, 2000, the Company countersigned the Letter of Interest, with the Exclusivity Period to expire on September 15, 2000 and on September 8, 2000, representatives of Parent met with Management to discuss the capabilities, services, products, markets, customers and operations of the Company and Parent.

   On September 8, 2000, representatives of Parent, including Mr. K.V. Kamath, Managing Director and Chief Executive Officer of ICICI Limited, the ultimate parent of Parent, Purchaser and their affiliates, met with representatives of the Company to discuss the capabilities, services, products, markets, customers and operations of the Company and Parent.

   At a meeting held on September 12, 2000, the Board received, based on Management's numerous meetings and discussions with Parent regarding the terms of a potential transaction between Parent and the Company, a formal written offer from Parent (the "First Offer Letter"). The First Offer Letter set forth a purchase price of $5.00 per Share and a request to extend the Exclusivity Period to October 30, 2000. The First Offer Letter also proposed that the parties consider alternative structures, including, without limitation, an asset purchase transaction.

   After its review of the First Offer Letter, the Board requested that Management seek clarification and modification of certain matters set forth in the First Offer Letter, including a modification requiring Parent to structure the transaction as a cash tender offer for all outstanding Shares or a merger with a cash payment for all outstanding Shares, in each case with all stockholders of the Company to be treated equally and to receive the same consideration. The Board also instructed Management to require Parent to complete its due diligence no later than September 25, 2000, on which date the Exclusivity Period would end. A letter setting forth the Board's request was delivered to Parent on September 13, 2000. Such letter also stated that the Company would extend the Exclusivity Period to October 15, 2000; provided, among other things, that Parent complete its diligence by September 25, 2000 and express, in writing, no later than noon on September 25, 2000, its intent to proceed with its offer upon substantially the terms described in the First Offer Letter, as modified in accordance with such letter.

   During the last two weeks of September, the parties exchanged several more letters covering due diligence issues and extensions of the Exclusivity Period. The Board subsequently resolved to extend the Exclusivity Period to the earlier of October 15, 2000 or the date on which the Board responds to a revised offer from Parent, which was anticipated to be received on September 29, 2000. A letter setting forth such an extension was sent to Parent the following day. On September 29, 2000, the Company received a revised offer letter from Parent (the "Revised Offer Letter"). The Revised Offer Letter set forth, among other things, the purchase of all the Shares for a purchase price of $5.00 per Share in cash and the employment of Mr. Caputo by the Company for a period of two years after the purchase of the Company by Parent.

   On October 5, 2000, at the request of several members of the Board, the Company sought proposals from various investment bankers for the purpose of retaining financial advisory and investment banking services, particularly in connection with any transaction that may result from the Company's discussions with Parent. On October 10, 2000, the Board held a meeting by telephone to discuss proposals from investment bankers. The Board decided to engage Ladenburg to serve as the Company's exclusive financial advisor in assisting the Company's evaluation of the potential transaction with Parent for a fee of approximately $600,000. On the same date, Mr. Srinivasan and other representatives of Parent met with Management to discuss the process outline in connection with the proposed transaction.

   On October 13, 2000, a meeting of the Board took place, with all the members in attendance, to review and discuss the plans of Management to restructure the business with the goal of achieving short-term and long-term profitability. Ladenburg made a presentation comparing the plans of Management to Parent's offer.

   During the second half of October, the parties exchanged several more letters extending the Exclusivity Period first to October 31, 2000 and then to November 15, 2000. The parties also addressed the terms of Mr. Caputo's employment agreement and the possibility of indemnification by Mr. Caputo of any breach of the representations and warranties to be made by the Company in the Merger Agreement.

   On October 24, 2000, a special meeting of the Board was held by telephone to continue discussing Ladenburg's analysis of the proposal made by Parent and the restructuring plans prepared by Management. The

Board then asked Ladenburg to join the meeting and inquired about the possibility of achieving a higher price than the $5.00 per Share offered by Parent. The Board instructed Ladenburg to seek a higher price and report back to the Board. Subsequently, Ladenburg reported back to Management that Parent was unwilling to offer a higher price than $5.00 per Share.

   During the first half of November, representatives of the Company and Parent continued to meet and discuss the terms of a potential transaction. On November 14, 2000, an initial draft of the Merger Agreement was delivered to Parent by Fulbright.

   On November 17, 2000, representatives of Parent and the Company met to review the major issues outstanding with respect to the transaction, including Parent's request that Mr. Caputo indemnify Parent and Purchaser for any breaches by the Company of the representations and warranties contained in the Merger Agreement. At that time, the feasibility of purchasing insurance coverage for any breach of the Company's representations and warranties was first discussed. On November 21, 2000, the Board met by telephone to review an update on the potential transaction with Parent. At that time, Fulbright described the status of the negotiations of the draft Merger Agreement, including the issues discussed at the November 17 meeting.

   On December 7, 2000, the Board met to receive an update from Management regarding the potential transaction with Parent. Management reported to the Board that i-flex had requested a meeting with Mr. Caputo to discuss i-flex's proposed transaction with the Company. The Board advised Management to remind i-flex that the proposed transaction between i-flex and the Company remained subject to Board approval. The Board then determined that the Company was required to suspend its communication with i-flex so long as the Company continued negotiations with Parent regarding the potential transaction with Parent.

   During the first week of December, Parent suspended discussions with the Company due to a standstill between Parent and the Board regarding the issue of a "lock-up" of a majority of the outstanding shares of the Company's common stock held by Mr. Caputo. Parent indicated that it would not pursue a potential transaction with the Company unless Mr. Caputo agreed to tender his shares pursuant to the Stock Tender Agreement even if the Merger Agreement was terminated by the Board in the face of a Superior Proposal (as defined in the Merger Agreement). The Board expressed its strongly held position that Mr. Caputo's obligation must be co-terminus with the Company's or it would effectively preclude the possibility of any other offers being made for the Company since any would-be acquiror would be unable to purchase a majority of the outstanding Shares. The Board felt strongly that a realistic "fiduciary out" must be preserved whereby the Company could effectively terminate the Merger Agreement in the event of a Superior Proposal.

   On December 11, 2000, Mr. Caputo reported at a Board meeting that Parent agreed to resume negotiations for the finalization of the Merger Agreement and management employment contracts, subject to the Board's review of the issue regarding the lock-up of Mr. Caputo's Shares. The Board reiterated its views on maintaining a real fiduciary out and a reasonable termination fee, but expressed its interest in continuing to pursue a potential transaction with Parent.

   At a Board meeting held on December 19, 2000, Fulbright advised that in order to proceed in any potential transaction with Parent, the Board needed to consider, with the assistance of its investment bankers, whether the transaction value offered by Parent was the highest immediate value reasonably available to the stockholders of the Company, and only in that case, and assuming the Board otherwise believed the offer by Parent was in the best interests of the Company's stockholders, should the Board consider agreeing to the lock-up of Mr. Caputo's shares. Ladenburg then presented its views as to the value of the Company and the likelihood that other potential buyers would offer a price in excess of $5.00 per Share. After a thorough review of the various valuation formulas, the equity market performance of information technology services companies and the likelihood of other potential buyers making an offer for the Company after a transaction was announced, Ladenburg advised that it believed that it was unlikely that a higher value could be obtained in the near term. The Board then directed Management to find out more information from Parent regarding Parent's means of financing the transaction and to further examine whether, through other mechanisms such as an increased termination fee, Parent would be willing to allow the Company to maintain a fiduciary out.

   During the final weeks of December and the first week of January 2001, the Company and Parent continued to negotiate over, among other things, obtaining insurance coverage for any breach by the Company of its representations and warranties made in the Merger Agreement, including apportionment of the cost. As a result of these negotiations, it was agreed by Parent that it would bear the entire cost of obtaining the insurance coverage without a decrease in the $5.00 per Share offer price in exchange for Mr. Caputo agreeing to the elimination of a $200,000 incentive payment payable to him under his draft employment agreement, then under negotiation, following consummation of the transactions.

   At a meeting of the Board held on January 9, 2001, Fulbright reported to the Board that Parent had agreed not to require Mr. Caputo to lock-up his shares in exchange for an 8.5% termination fee and up to $950,000 in transaction cost and expense reimbursement if the transaction were to be terminated by the Company or by Parent as a result of the Board's withdrawal of its recommendation to proceed with the transaction with Parent after the Company entered into the Merger Agreement with Parent. Fulbright also reported that certain items relating to the representations and warranties insurance previously negotiated by the Company and Parent and issues relating to management employment contracts remained open. Ladenburg then reviewed with the Board the financial terms of the Merger Agreement and a financial analysis of the consideration to be paid by Parent in the proposed transaction. Additionally, Ladenburg gave a presentation outlining (i) a comparative analysis of premiums paid of selected acquisitions in the information technology services industry, (ii) a comparative company analysis of selected other publicly traded information technology service companies, (iii) a comparative transaction analysis of ten transactions with transaction values of up to $354.3 million and (iv) a discounted cash flow analysis for the Company. Ladenburg also delivered an oral opinion to the Board that, as of such date, the consideration to be paid by Parent to the holders of the Shares in the Offer and Merger was fair from a financial point of view to the holders of the Shares.

   On January 25, 2001, the Board held a telephonic meeting to review the resolution of the final draft of the proposed Merger Agreement. Fulbright reviewed the terms of the Merger Agreement and the Employment Agreement between Parent and Mr. Caputo. Ladenburg then updated its presentation delivered at the Board meeting held on January 9, 2001, reporting no substantive changes thereto and re-delivered its oral opinion to the Board that, as of January 26, 2001, the consideration to be paid by Parent to the holders of the Shares in the Offer and Merger was fair from a financial point of view to the holders of the Shares. Ladenburg subsequently confirmed its oral opinion by delivery of its written opinion, dated January 26, 2001.

   After the Board had an opportunity to ask questions, the Chairman presented a resolution to enter into the Merger Agreement. The Board determined that the terms of the Offer and the Merger were fair and in the best interests of the stockholders of the Company, approved the Offer, the Merger, the Merger Agreement and the other transactions contemplated thereby, and determined to recommend that the Company's stockholders accept the Offer and tender their shares pursuant to the Offer and approve and adopt the Merger Agreement.

   After receiving Board approval, the Company entered into the Merger Agreement on January 26, 2001 with Purchaser and Parent.

   On February 12, 2001, in accordance with the Merger Agreement, Purchaser commenced the Offer.

11. The Merger Agreement and Other Agreements.

 The Merger Agreement

   The following is a summary of the material provisions of the Merger Agreement, a copy of which has been filed as an exhibit to the Form 8-K filed by the Company with the Commission on January 29, 2001. The summary is qualified in its entirety by reference to the Merger Agreement, which is deemed to be incorporated by reference herein.

   The Offer. The Merger Agreement provides for the making of the Offer. For a description of the terms and conditions of the Offer, see Section 1 ("Terms of the Offer").

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

   Directors. The Merger Agreement provides that, effective upon the acceptance for payment of Shares by Parent or any of its subsidiaries of at least a majority of the outstanding Common Stock on a fully diluted basis, Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company that equals the product of (i) the total number of directors on the Board of Directors of the Company (determined after giving effect to the directors elected pursuant to this sentence) and (ii) the percentage that the aggregate number of Shares beneficially owned by Parent or Purchaser (including Shares accepted for payment pursuant to the Offer) bears to the total number of Shares then outstanding, and the Company will, upon request of the Purchaser, promptly take all actions necessary to cause the Purchaser's designees to be so elected, including, if necessary, seeking the resignations of one or more existing directors; provided, however, that before the Effective Time, the Board of Directors of the Company will always have at least two members who have been in place since January 26, 2001 (the "Continuing Directors"). Following the election or appointment of the Purchaser's designees and before the Effective Time, any amendment or termination of the Merger Agreement by the Company, or any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Purchaser or waiver of any of the Company's rights thereunder, will require the concurrence of a majority of the directors of the Company then in office who are Continuing Directors.

   Options. At the time Purchaser initially accepts and pays for Shares pursuant to the Offer (the "Initial Payment Time"), each outstanding option to acquire Shares from the Company ("Options"), whether or not then vested or exercisable, shall be cancelled and converted into the right to receive from the Company an amount of cash equal to the product of (1) the number of shares of Common Stock of the Company subject to each Option and (2) the excess, if any, of the Offer Price over the exercise price per share of Common Stock of the Company of each Option. Prior to the Initial Payment Time, the Company shall take all steps necessary to give written notice to each holder of an Option that, assuming the Minimum Condition is met, all Options shall be cancelled effective as of the Initial Payment Time and the Company shall pay such holder, promptly following the Initial Payment Time, the consideration for all Options held by such holder.

   The Merger. The Merger Agreement provides that as soon as practicable after the satisfaction or waiver of each of the conditions to the Merger set forth therein, Purchaser will be merged with and into the Company. Following the Merger, the separate existence of Purchaser will cease, and the Company will continue as the Surviving Corporation, wholly owned by Parent.

   If required by the DGCL, the Company will call and hold a meeting of its stockholders (the "Company Stockholders' Meeting") as promptly as practicable following consummation of the Offer for the purpose of voting upon the approval of the Merger Agreement. At any such meeting, all outstanding Shares then owned by Parent or Purchaser or any subsidiary of Parent shall be voted in favor of approval of the Merger.

   Pursuant to the Merger Agreement, each Share outstanding immediately before the Effective Time (other than Shares owned beneficially or of record by Parent or any subsidiary of Parent or held in the treasury of the Company, all of which will be cancelled, and other than Shares which are held by stockholders, if any, who properly exercise their appraisal rights under the DGCL) will be converted into the right to receive the Offer Price. Stockholders who perfect their right to appraisal of their Shares under the DGCL shall be entitled to the amounts determined pursuant to an appraisal proceeding as required under the DGCL. See Section 12 ("Purpose of the Offer; Plans for the Company").

   Representations and Warranties. The Merger Agreement, together with the disclosure schedules to the Merger Agreement, contain customary representations and warranties of the parties thereto, including representations by the Company as to its corporate existence and power, capitalization, corporate authorizations, required consents and government authorizations, noncontravention of applicable terms and agreements, Commission filings, financial statements, absence of certain changes (including: (i) any change that has or would result in, either individually or in the aggregate, a Material Adverse Effect (as defined in the Merger Agreement) on the Company; or
(ii) any action by the Company in the conduct of its business, which would constitute a breach of the covenants as described under "--Company Covenants-- Conduct of Business" below), absence of litigation, taxes, employee matters, environmental, intellectual property, real property, compliance with laws, insurance, certain contracts, required board of directors vote, required stockholder vote, brokers, the opinion of the Company's financial advisor, accuracy and completeness of information supplied, confidentiality agreements, absence of undisclosed payments, warranty claims and customer and supplier relations.

   Company Covenants. The Merger Agreement contains various customary covenants of the parties thereto. A description of certain of these covenants follows:

     Conduct of Business. Prior to the Effective Time, except as otherwise set forth in the Merger Agreement, set forth in the disclosure schedules to the Merger Agreement or approved by Parent, the Company will not:

       (1) except for the issuance of Shares upon the exercise of Options outstanding on the date of the Merger Agreement (other than exercise of Options whereby payment of the exercise price is made in the form of a note, which will not be accepted by the Company without the prior consent of Parent, such consent not to be unreasonably withheld) and in accordance with their present terms, issue, sell, grant, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (a) any additional shares of capital stock of any class (including the Shares), or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or (b) any other securities in respect of, in lieu of, or in substitution for, Shares outstanding on the date of the Merger Agreement;

       (2) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding Shares;

       (3) split, combine, subdivide or reclassify any Shares or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any Shares or otherwise make any payments to stockholders in their capacity as such, other than dividends by a direct or indirect wholly owned Subsidiary of the Company to the Company or one of its other subsidiaries;

       (4) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its direct or indirect subsidiaries (other than the Merger);

       (5) adopt any amendments to its certificate of incorporation or bylaws or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any direct or indirect subsidiary of the Company;

       (6) make any acquisition, by means of merger, consolidation or otherwise, or disposition, of assets or securities (other than the Merger), in each case other than in the ordinary course of business consistent with past practice;

       (7) sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets, except sales in the ordinary course of business consistent with past practice and liens existing as of the date of the Merger Agreement;

       (8) (a) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, or issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, or (b) make any loans or advances, other than to officers, employees and consultants, in the ordinary course of business consistent with past practice, or any capital contributions to, or investments in, any other person, other than the Company or any direct or indirect wholly owned subsidiary of the Company;

       (9) make or agree to make any new capital expenditure or expenditures in excess of an aggregate of $300,000;

       (10) make any material tax election or settle or compromise any material tax liability;

       (11) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) included in Commission filings, the Company's financial statements or incurred since December 31, 2000 in the ordinary course of business consistent with past practice, or waive any benefits of, or agree to modify in any respect, any confidentiality, standstill or similar agreements to which the Company, or any of its subsidiaries is a party;

       (12) except in the ordinary course of business, modify, amend or terminate any contract or agreement to which the Company or any of its subsidiaries is a party, or waive, release or assign any rights or claims;

       (13) except as required to comply with applicable law, (a) adopt, enter into, terminate or amend any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, employment, consulting, salary continuation, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company or any of its subsidiaries (collectively, "Benefit Plans"), (b) increase in any manner the compensation or fringe benefits of any director, officer, employee or consultant (except for normal increases or bonuses to non-officers and non-directors in the ordinary course of business consistent with past practice), (c) pay any benefit not provided for under any Benefit Plan, (d) except for Options, grant any equity-based awards under any Benefit Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any Benefit Plans or agreement or awards made thereunder), (e) other than in the ordinary course of business consistent with past practice, take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Benefit Plan or (f) alter the composition of the board of directors (except as contemplated by the Merger Agreement) or change the title of, hire, terminate the employment of, modify the job description or duties of, or waive any material right under any employment or consulting agreement with, any senior management, consultant or employee whose annual compensation rate exceeds $60,000 (other than in the ordinary course of business and consistent with past practice);

       (14) (a) take, or agree or commit to take, any action that would make any representation or warranty of the Company hereunder inaccurate at the Effective Time (except for representations and warranties which speak as of a particular date, which need be accurate only as of such date), (b) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at the Effective Time (except for representations and warranties which speak as of a particular date, which need be accurate only as of such date), provided, however that the Company shall be permitted to take or omit to take such action which can be cured, and in fact is cured, at or prior to the Effective Time or (c) take, or agree or commit to take, any action that would result in, or is reasonably likely to result in, any of the conditions of the Merger not being satisfied except that, with respect to the condition of stockholder approval, such action shall be permitted if it is consistent with the fiduciary duties of the Company's board of directors to the Company's stockholders under applicable law;

       (15) allow any insurance policy naming the Company or any of its subsidiaries as beneficiary or loss payee to be cancelled or terminated, other than in the ordinary course;


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

       (16) settle or compromise any pending or threatened litigation involving the Company or any of its subsidiaries; or

       (17) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

     No Solicitation. The Company has agreed not to and not to permit any of its subsidiaries to, and to use its best efforts to ensure that its officers, directors or employees, or any investment bankers, consultants or other agents retained by it or any of its subsidiaries do not, solicit, initiate, encourage the submission of any Acquisition Proposal or engage in discussions or negotiations or furnish to any person any information with respect to an Acquisition Proposal or knowingly facilitate any effort or attempt to make an Acquisition Proposal. The term "Acquisition Proposal" is defined in the Merger Agreement to mean any offer or proposal for a merger, reorganization, consolidation, share exchange, business combination, or other similar transaction involving the Company or any of its subsidiaries or any proposal or offer to acquire, directly or indirectly, securities representing more than 51% of the voting power of the Company, or all or substantially all of the assets of the Company and its subsidiaries taken as a whole, other than the Offer and Merger. The foregoing will not prohibit the Company from complying with Rule 14d-9 or Rule 14e-2 under the Exchange Act with respect to any Acquisition Proposal or making any disclosure to the Company's stockholders if, in the good faith judgment of the majority of the disinterested members of the Board of Directors of the Company, failure to so disclose would be inconsistent with their fiduciary duties and violative of applicable law.

     Notwithstanding its obligations described in the prior paragraph, the Company may negotiate or otherwise engage in substantive discussions with, and furnish non-public information to any person in response to an unsolicited proposal for an Acquisition Proposal by such person if (1) the Company has complied with the foregoing, provided due notice to Purchaser of the Acquisition Proposal, including all of its terms and conditions and shall have ceased all activities, discussions and negotiations with respect to any Acquisition Proposal conducted prior to the time of signing the Merger Agreement and recovered or destroyed all information in any other party's possession, (2) majority of the Board of Directors of the Company reasonably determines in good faith that the Acquisition Proposal could reasonably be expected to lead to a Superior Proposal and after consultation with outside legal counsel, that the failure to do so could reasonably be deemed to constitute a breach of its fiduciary duties under applicable law, and (3) before taking action on such Acquisition Proposal the Company receives from such person an executed confidentiality agreement. The term "Superior Proposal" is defined in the Merger Agreement to mean any bona fide written Acquisition Proposal which: (a) the Board of Directors of the Company determines in good faith (after consultation with a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the Acquisition Proposal) is more favorable to the Company's stockholders (in their capacities as stockholders) than the Offer and Merger; and (b) any conditions to such Acquisition Proposal are reasonably capable of being satisfied promptly, including a conclusion that financing for such Acquisition Proposal, to the extent required, is then committed or is in the good faith judgment of the Board of Directors of the Company, reasonably available to the person making such Acquisition Proposal.

     The Board of Directors of the Company and any committee thereof has agreed not to (i) withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Parent, or take any action not explicitly permitted by this Agreement that would be inconsistent with, its approval of the Offer and the Merger, (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement related to any Acquisition Proposal, except the Board of Directors of the Company shall be permitted
  (1) not to recommend to its stockholders acceptance of the Offer and/or approval and adoption of the Merger Agreement and the Merger, (2) to withdraw, or modify in a manner adverse to Parent, its recommendation to its stockholders referred to above, (3) approve or recommend any Superior Proposal or (4) terminate the Merger Agreement and in connection therewith enter into an agreement with respect to such Superior Proposal, but only if
  (x) the Company has complied with the

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

  provisions described in the foregoing paragraph, (y) the Company has received an unsolicited Acquisition Proposal which the Board of Directors of the Company determines in good faith constitutes a Superior Proposal, and (z) the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel, that the failure to take such action could reasonably be deemed to be inconsistent with its fiduciary duties under applicable law.

     Indemnification. The Merger Agreement provides that, for six years after the Effective Time, the Parent will indemnify and hold harmless each present and former director and officer of the Company from liabilities for acts or omissions occurring at or prior to the Effective Time to the fullest extent required under applicable law and the Company's certificate of incorporation and bylaws; and that the bylaws of the Surviving Corporation after the Effective Time will provide the same indemnification protection as the bylaws of the Company in effect on the date of the Merger Agreement.

     Employees, Employee Benefits. The Merger Agreement contains certain covenants relating to the treatment of employees of the Company for one year after the Effective Time. Parent (1) shall cause the Surviving Corporation to provide benefits to employees who were employed by the Company immediately prior to the Effective Time that are comparable, in the aggregate to the Company, to those for employees of the Company or its subsidiaries; and (2) shall recognize time served with the Company for determination of vacation, sick pay, severance, retirement, pension and retiree welfare benefits under benefit plans of the Surviving Corporation.

     Audited Financial Statements. The Company agreed to, on or prior to February 9, 2001, deliver to Purchaser and Parent a true, accurate and complete copy of the audited consolidated balance sheet for the Company as of December 31, 2000 and the audited consolidated statements of operations and cash flows for the Company for the 12 months ended December 31, 2000. Such audited consolidated financial statements have been delivered.

   Conditions to the Merger. The obligations of Parent, Purchaser and the Company to consummate the Merger are subject to the satisfaction of the following conditions at or prior to the Effective Time:

     (1) if required by the DGCL, the approval of the Merger Agreement by the stockholders of the Company in accordance with such law and its certificate of incorporation and bylaws; provided, that Parent and Purchaser shall vote (or cause to be voted, if applicable) all shares of Common Stock then owned or controlled by them, directly or indirectly, in favor of the Merger;

     (2) the absence of any statute, rule, regulation, executive order, decree, ruling or injunction, or other order of a court or governmental or regulatory agency of competent jurisdiction directing that the Offer or the Merger not be consummated, or making such consummation unlawful, or otherwise materially limiting or restricting ownership or the operation of the business of the Surviving Corporation; provided, however, that subject to the terms and provisions provided in the Merger Agreement, prior to invoking this condition each party shall use its commercially reasonable efforts to have any such decree, ruling, injunction or order vacated;

     (3) the receipt of all governmental consents, orders and approvals legally required for the consummation of the Merger and the Offer, other than those consents, orders or approvals which would not, individually or in the aggregate, have a Material Adverse Effect on the Company or which would prohibit or materially limit or restrict the consummation of the Offer or the Merger or the ownership or operation of the business of the Surviving Corporation; and

     (4) Purchaser or its permitted assignee shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer.

   Termination. The Merger Agreement may be terminated at any time prior to the Effective Time:

     (1) by mutual consent of Parent, Purchaser and the Company;

     (2) by either the Company or Parent:

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

       (a) if shares of Common Stock of the Company shall not have been purchased pursuant to the Offer on or prior to three months from the execution of this Agreement; provided, however, that the passage of the period referred to in the foregoing clause shall be tolled during the period during which any party shall be subject to a non-final order, decree, ruling or action restraining, enjoining or otherwise prohibiting the purchase of shares of Common Stock of the Company pursuant to the Offer or the consummation of the Merger, but not later than six months from the execution of the Merger Agreement; provided, further, however, that the right to terminate the Merger Agreement under the situation described in this paragraph shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of Parent or Purchaser, as the case may be, to purchase shares of Common Stock of the Company pursuant to the Offer on or prior to such date; or

       (b) if any governmental entity of competent jurisdiction in the United States or other country in which the Company directly or indirectly has material assets or operations shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their respective reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action shall have become final and non-appealable.

     (3) by the Board of Directors of the Company:

       (a) if, prior to the purchase of shares of Common Stock pursuant to the Offer, (i) the Board of Directors of the Company shall have entered into or shall have publicly announced its intention to enter into an agreement or an agreement in principle with respect to any Acquisition Proposal that the Board of Directors determines, in good faith after consultation with its financial advisors, is a Superior Proposal; provided, however, that the right to terminate the Merger Agreement shall not be available (A) if the Company has breached its obligations with respect to an Acquisition Proposal, or (B) if, prior to or concurrently with any purported termination thereunder, the Company shall not have paid any fee that may have been required to be paid, as further described below under "--Fees and Expenses," or (C) if the Company has not provided Parent and Purchaser with three business days prior written notice of its intention to so terminate the Merger Agreement; and (ii) any representation or warranty made by Parent or Purchaser in the Merger Agreement shall not have been true and correct in all material respects when made, or Parent or Purchaser shall have failed to observe or perform in any material respect any of its material obligations under this Agreement, provided, that prior to exercising such right of termination, the Company shall give prompt written notice to Parent of such misrepresentation or breach of warranty or failure to observe or perform; provided, further, that the Company shall not have such right of termination if the condition resulting in such misrepresentation or breach of warranty or failure to observe or perform is cured (I) in the event such notice is delivered on or prior to the fourth business day prior to the then-scheduled expiration date of the Offer, not later than the earlier of (x) such expiration date and (y) 10 business days following delivery of such notice and (II) in the event such notice is delivered on or after the third business day prior to such expiration date, not later than three business days following such delivery (it being agreed that in such event the Offer shall be extended as necessary at least until the end of such cure period); or

       (b) if Parent or Purchaser shall have terminated the Offer, or the Offer shall have expired, without Parent or Purchaser, as the case may be, purchasing any shares of Common Stock of the Company pursuant thereto; provided, that the Company may not terminate the Merger Agreement thereunder if the Company is in material breach of the Merger Agreement; or

       (c) if Parent, Purchaser or any of their affiliates shall have failed to commence the Offer on or prior to 11 business days following the date of the initial public announcement of the Offer or shall have failed to pay for the Shares in accordance with the terms of the Offer; provided, that the Company may not terminate the Merger Agreement thereunder if the Company is in material breach of the Merger Agreement.

     (4) by Parent or Purchaser:

       (a) if, due to an occurrence that if occurring after the commencement of the Offer would result in a failure to satisfy any of the conditions set forth in Section 15 ("Certain Conditions of the Offer"), Parent, Purchaser, or any of their affiliates shall have failed to commence the Offer on or prior to 11 business days following the date of the initial public announcement of the Offer; provided, that Parent may not terminate this Agreement thereunder if Parent or Purchaser is in material breach of the Merger Agreement; or

       (b) prior to the purchase of shares of Common Stock of the Company pursuant to the Offer, if (i)(A) the Board of Directors of the Company shall have withdrawn, or modified or changed in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, this Agreement or the Merger or (B) shall have recommended an Acquisition Proposal or shall have executed, or shall have announced its intention to enter into, an agreement in principle or definitive agreement relating to an Acquisition Proposal with a person or entity other than Parent, Purchaser or their affiliates (or the Board of Directors of the Company resolves to do any of the foregoing), (ii) any person or group (as defined in Section 13(d)(3) of the Exchange Act) (other than Parent, Purchaser or any affiliate thereof, Mr. Caputo or PHL Global Holding Company) shall have become, after the date of this Agreement, the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the outstanding Shares, or (iii) any representation or warranty made by the Company in the Merger Agreement shall not have been true and correct when made and shall have resulted in, or is reasonably likely to result in, a Material Adverse Effect on the Company, or the Company shall have failed to observe or perform in any material respect any of its material obligations under the Merger Agreement; provided, that prior to exercising such right of termination, Parent and Purchaser shall give prompt written notice to the Company of such misrepresentation or breach of warranty or failure to observe or perform; provided, further, that Parent and Purchaser shall not have such right of termination if the condition resulting in such misrepresentation or breach of warranty or failure to observe or perform is cured (A) in the event such notice is delivered on or prior to the fourth business day prior to the then-scheduled expiration date of the Offer, not later than the earlier of (I) such expiration date and (II) 10 business days following delivery of such notice and (B) in the event such notice is delivered on or after the third business day prior to such expiration date, not later than three business days following such delivery (it being agreed that in such event the Offer shall be extended as necessary at least until the end of such cure period).

   If the Merger Agreement is terminated, it will become void and there will be no liability on the part of the Company, Parent or Purchaser, except for obligations regarding the confidentiality agreement, press releases or other announcements with respect to the Merger and the Offer, certain fees and expenses payable pursuant to the Merger Agreement (see "--Fees and Expenses"), amendment of or waiver of conditions to the Merger Agreement, governing law, notices, assignment and specific performance.

   Fees and Expenses. Except as otherwise specified in the following sentence, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such cost or expense.

   If this Merger Agreement is terminated as set forth below, the Company shall pay to Parent, by wire transfer in immediately available funds, a fee of $3.4 million, plus Parent's and Purchaser's reasonable documented out-of-pocket fees and expenses, not to exceed $950,000, incurred in connection with the due diligence investigation, the Offer, the Merger, the Merger Agreement and the consummation (or proposed consummation) of the transactions contemplated thereby (the "Termination Fee"). The Termination Fee applies where the Merger Agreement is terminated:

  . by the Board of Directors of the Company if, prior to the purchase of shares of Company Common Stock pursuant to the Offer, the Board of Directors of the Company shall have entered into or shall have publicly announced its intention to enter into an agreement or an agreement in principle with respect to any Acquisition Proposal that the Board of Directors determines, in good faith after consultation with its financial advisors, is a Superior Proposal; provided, however, that the right to terminate the Merger Agreement thereunder shall not be available (1) if the Company has breached its nonsolicitation obligations in the respect to an Acquisition Proposal, or (2) if, prior to or concurrently with any purported termination thereunder, the Company shall not have paid any fee that may have been required to be paid as described hereunder, or
     (3) if the Company has not provided Parent and Purchaser with three business days prior written notice of its intention to so terminate this Agreement; or

  . by Parent or Purchaser prior to the purchase of shares of Common Stock of the Company pursuant to the Offer, if (1) the Board of Directors of the Company shall have withdrawn, or modified or changed in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger or (2) shall have recommended an Acquisition Proposal or shall have executed, or shall have announced its intention to enter into, an agreement in principle or definitive agreement relating to an Acquisition Proposal with a person or entity other than Parent, Purchaser or their affiliates (or the Board of Directors of the Company resolves to do any of the foregoing).

   Amendments and Waivers. Any provision of the Merger Agreement may be amended or waived at any time by written agreement executed and delivered by the respective parties; provided, however, that, after adoption of the Merger Agreement by the stockholders of the Company, no amendment may be made which reduces or changes the consideration payable in the Merger or in any other way adversely affects the rights of the Company's stockholders (other than termination in accordance with its terms) without the approval of a majority of the Company's stockholders.

 The Stock Tender Agreement

   The following is a summary of the Stock Tender Agreement, a copy of which has been filed as an exhibit to the Form 8-K filed by the Company with the Commission on January 29, 2001. Such summary is qualified in its entirety by reference to the Stock Tender Agreement, which is deemed to be incorporated by reference herein.

   Concurrently with the execution of the Merger Agreement, Parent and Purchaser entered into the Stock Tender Agreement with PHL Global Holding Company ("PHL") and Mr. Caputo (together with PHL, the "Majority
Stockholders"), dated January 26, 2001. The Majority Stockholders are the owners of 4,551,750 Shares (the "Majority Shares"), or approximately 59.4% of the outstanding Shares.

   Pursuant to the Stock Tender Agreement, the Majority Stockholders have agreed to tender in the Offer, within 10 business days of the commencement of the Offer, all Shares held by them. The Majority Stockholders have also agreed to vote the Majority Shares in favor of the Merger and the Merger Agreement and against any action or agreement that would result in a breach in any material respect of any covenant or agreement or any other obligation of the Company under the Merger Agreement or that would materially impede, interfere with or attempt to discourage the Offer or the Merger.

   In addition, each Majority Stockholder has covenanted and agreed not to offer or agree to sell, transfer, tender, assign, hypothecate or otherwise dispose of, or create any security interest, lien, claim, pledge, option, right of first refusal, agreement, limitation on such Majority Stockholder's voting rights, charge or other encumbrance of any nature whatsoever with respect to the Majority Shares now legally and/or beneficially owned by, or that may hereafter be acquired by, such Majority Stockholder. Each Majority Stockholder has agreed not to grant any proxy or power of attorney with respect to the voting of any Majority Shares to any person except to vote in favor of any of the transactions contemplated by the Stock Tender Agreement or the Merger Agreement. Each Majority Stockholder has covenanted and agreed not to, and not to offer to agree to, acquire any additional Shares or options, warrants or other rights to acquire Shares (except upon exercise of stock options presently held by such Majority Stockholder), without the prior written consent of Parent or Purchaser.

   The Stock Tender Agreement may be terminated (1) by mutual written consent of the parties, (2) in the event of the termination of the Merger Agreement,
(3) upon the effective time of the Merger Agreement, or (4) on April 26, 2001.

 The Employment Agreement with Mr. Caputo

   The following is a summary of the Employment Agreement, a copy of which has been filed as an exhibit to the Tender Offer Statement on Schedule TO filed by Parent and Purchaser with the Commission on February 12, 2001 in connection with the Offer. Such summary is qualified in its entirety by reference to the Employment Agreement, which is deemed to be incorporated by reference herein.

   Concurrently with the execution of the Merger Agreement, the Company and Parent entered into the Employment Agreement with Mr. Caputo, dated as of January 26, 2001. Under the terms of the Employment Agreement, Mr. Caputo shall be president of the Company commencing on the consummation of the Offer (and the Surviving Corporation after the Effective Time) and ending on the second anniversary thereof, subject to successive automatic one-year renewal periods unless written notice is given by the Company or Mr. Caputo at least 90 days prior to the end of the then current term. Mr. Caputo shall be paid a base salary of $300,000, payable in accordance with the Company's customary practices applicable to its executives, or such larger amount as the Board may from time to time determine. In addition, Mr. Caputo may participate in the Company's employee benefit plans, practices and programs made available to senior executives generally as from time to time in effect, including without limitation, incentive and other stock option plans, life insurance, key person term life insurance and fringe benefits and perquisites. Mr. Caputo shall initially be provided with offices in Boston, Massachusetts and Farmington, Connecticut.

   The Employment Agreement may be terminated by the Company by reason of Mr. Caputo's Disability (as defined in the Employment Agreement) or death or for Cause (as defined in the Employment Agreement) and may be terminated by Mr. Caputo for Good Reason (as defined in the Employment Agreement). In the event of termination of the Employment Agreement by the Company for Cause or by reason of Mr. Caputo's death, by Mr. Caputo without Good Reason, or by expiration of the then current term after notice by either of the Company or Mr. Caputo not to renew the Employment Agreement, Mr. Caputo shall be entitled to his base salary, reimbursement of reasonable expenses in connection with his employment and any accrued compensation, all as earned but not paid as of the termination date. Mr. Caputo's entitlement to other benefits shall be in accordance with the employee benefit plans then in effect. In the event of termination of the Employment Agreement by the Company for other than Cause or by Mr. Caputo for Good Reason, Mr. Caputo shall be entitled to his base salary through the end of the then current term, any accrued compensation, and medical, dental and hospitalization benefits to Mr. Caputo and his dependents and beneficiaries then in effect through the end of the then current term. In the event of termination of the Employment Agreement by the Company by reason of Mr. Caputo's Disability, Mr. Caputo shall be entitled to his base salary through the three month anniversary of the termination date.

   Under the Employment Agreement, Mr. Caputo has agreed to certain non-competition and non-solicitation covenants. In addition, he has agreed to assign his rights and title to any ideas he develops during the term of the Employment Agreement to the Company.

   Parent has agreed to guarantee the performance by the Company of all obligations under the Employment Agreement.

12. Purpose of the Offer and the Merger; Plans for the Company.

   Purpose of the Offer and the Merger. The purpose of the Offer and the Merger is for Parent to acquire the entire equity interest in the Company. Through the Offer, Purchaser intends to acquire control of, and a majority equity interest in, the Company. Following the completion of the Offer and the purchase of Shares thereunder, Parent intends to acquire any equity interest not owned by Purchaser by consummating the Merger.

   Under the DGCL, the approval of the Board of Directors of the Company and the affirmative vote of a majority of the holders of outstanding Shares are required to adopt the Merger Agreement. The Board of Directors of the Company has approved the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and, unless the Merger is consummated pursuant to the short-form merger provisions of the DGCL described below, the only remaining required corporate action necessary to consummate the Merger is the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the then outstanding Shares. If the Minimum Condition is satisfied, Purchaser will have sufficient voting power to cause the adoption of the Merger Agreement by the requisite vote of stockholders of the Company without the affirmative vote of any other stockholder.

   Under the DGCL, if Purchaser acquires at least 90% of the outstanding Shares, Purchaser will be able to adopt the Merger Agreement without a vote of the Company's other stockholders. The Merger Agreement provides that if Purchaser, or any other direct or indirect subsidiary of Parent, acquires at least 90% of the outstanding Shares, Parent, Purchaser and the Company will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without action by the other stockholders of the Company, in accordance with Section 253 of the DGCL. In the event that all of the conditions to Purchaser's obligation to purchase Shares in the Offer is satisfied or waived and the number of Shares tendered is less than 90% of the outstanding Shares, Purchaser may extend the Offer for the purpose of attempting to reach the 90% threshold required for a short-form merger. Under these circumstances, the Offer may be extended for one additional period of not less than three nor more than 20 business days for a Subsequent Offering Period. See Section 1 ("Terms of the Offer"). If Purchaser is unable to satisfy the requirements for a short-form merger, a significantly longer period of time may be required to effect the Merger, because a vote of the Company's stockholders would be required under the DGCL and the Commission may review the proxy statement to the stockholders.

   Plans for the Company. Except as otherwise set forth in this Offer to Purchase, it is expected that, initially following the Merger, the business and operations of the Company will be continued by the Surviving Corporation substantially as they are currently being conducted. The directors of Purchaser will be the initial directors of the Surviving Corporation, and the officers of the Company will be the initial officers of the Surviving Corporation except that Ms. Kalpana Morparia will also be a director of the Surviving Corporation, and the title of Mr. Caputo will be president.

   Upon completion of the Offer and the Merger, Parent intends to conduct a detailed review of the Company and its assets, corporate structure, capitalization, operations, policies, management and personnel. After such review, Parent will determine what actions or changes, if any, would be desirable in light of the circumstances which then exist. Thereafter, Parent will implement any such actions or changes in accordance with, among other things, its corporate strategy.

   On August 17, 2000, the Company signed a letter of intent with i-flex solutions ltd., a company organized under the laws of India, pursuant to which i-flex may acquire a 26% interest in Command International Software Ltd., a wholly owned subsidiary of the Company, in return for a cash payment of 68.13 million Indian rupees (approximately US$1.5 million at the then current exchange rate) and an agreement to work together to capitalize on insurance and banking opportunities.

   Following the consummation of the Offer, the Common Stock may not, and following the consummation of the Merger, the Common Stock will not, be quoted on the Nasdaq National Market. In addition, following the consummation of the Merger, the registration of the Shares and the obligation of the Company to file reports under the Exchange Act will be terminated. Accordingly, following the Merger, there will be no publicly-traded Common Stock outstanding. See
Section 13 ("Certain Effects of the Offer").

   Except as described in this Offer to Purchase, neither Parent nor Purchaser has any present plans or proposals that would relate to or result in: (i) any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries; (ii) a purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (iii) any material change in the Company's present dividend rate or policy, indebtedness or capitalization; (iv) any change in the Board of Directors of the Company or management; (v) any other material change in the Company's corporate structure or business; (vi) any class of securities of the Company to be delisted from a national securities exchange or to cease to be authorized to be quoted in an automated quotations system operated by a national securities association; or (vii) a class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act.

   Appraisal Rights. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders of the Company may have certain rights under the DGCL to dissent, and demand appraisal of, and to obtain payment for the fair value of their Shares. Such rights, if the statutory procedures are complied with, could lead to a judicial determination of the fair value of the Shares (excluding any element of value arising from the accomplishment or expectation of the Merger) required to be paid in cash to such dissenting stockholders for their Shares. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, a Delaware court would be required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset value and earning capacity. The value so determined in any appraisal proceeding could be higher or lower than the Offer Price.

   If any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his right to appraisal as provided in the DGCL, the Shares of such stockholder will be converted into the Merger Consideration in accordance with the Merger Agreement. A stockholder may withdraw his demand for appraisal by delivery to Parent of a written withdrawal of his or her demand for appraisal and acceptance of the Merger.

   The foregoing discussion is not a complete statement of law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL.

   Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights.

   Going Private Transactions. Rule 13e-3 under the Exchange Act is applicable to certain "going-private" transactions. Parent does not believe that Rule 13e-3 will be applicable to the Merger. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger and the consideration offered to Stockholders therein, be filed with the Commission and disclosed to Stockholders prior to consummation of the Merger.

13. Certain Effects of the Offer.

 Effect on the Market for the Shares

   The purchase of Shares pursuant to the Offer is expected to reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly. Consequently, depending upon the number of Shares purchased and the number of remaining holders of Shares, the purchase of Shares pursuant to the Offer may adversely affect the liquidity and market value of the remaining Shares held by the public. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

   Parent and Purchaser intend to cause the delisting of the Shares by Nasdaq following consummation of the Merger.

   Stock Quotations. The Shares are currently listed and traded on Nasdaq, which constitutes the principal trading market for the Shares. Depending upon the aggregate market value and the number of Shares not purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on Nasdaq.

   If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the requirements for continued listing on Nasdaq, the market for the Shares could be adversely affected. In the event the Shares are no longer eligible for listing on Nasdaq, quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of such Shares at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act as described below and other factors.

   Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the Commission if such Shares are not listed on a national securities exchange and there are fewer than 300 holders of record of the Shares. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission, and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with stockholders meetings and the related requirement of an annual report to stockholders, and the requirements of Rule 13e-3 with respect to going private transactions, no longer applicable with respect to the Shares or to the Company. Furthermore, if registration of the Shares under the Exchange Act were terminated, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or, with respect to certain persons, eliminated. If the Shares were no longer registered under the Exchange Act, the Shares would no longer be eligible for Nasdaq listing. Parent and Purchaser intend to cause the Company to make an application for termination of registration of the Shares as soon as possible after consummation of the Offer if the Shares are then eligible for such termination.

14. Dividends and Distributions.

   As discussed in Section 11 ("The Merger Agreement and Other Agreements"), pursuant to the Merger Agreement, without the prior approval of Parent or as otherwise contemplated in the Merger Agreement, the Company has agreed to not split, combine, subdivide or reclassify any Shares or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any Shares or otherwise make any payments to stockholders in their capacity as such, other than dividends by a direct or indirect wholly owned subsidiary of the Company to the Company or one of its subsidiaries.

15. Certain Conditions of the Offer.

   Notwithstanding any other provisions of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and (subject to any such rules or regulations) may delay the acceptance of or the payment for, any tendered Shares, and (except as provided in the Merger Agreement or as provided for in the conditions set forth below) amend or terminate the Offer if
(1) the Minimum Condition has not been satisfied, (2) the Company shall have failed to deliver to Purchaser copies of the 2000 audited financial statements in accordance with, and during the time period provided for, in the Merger Agreement, or (3) at any time on or after the date of the Merger Agreement, and before the expiration of the Offer any of the following conditions exist:

     (a) there shall have been instituted or be pending any action, suit or proceeding by or on behalf of any person or governmental entity that has a reasonable likelihood of success (i) challenging or seeking to make illegal, materially delay or otherwise, directly or indirectly prohibit or make materially more costly the making of the Offer, the acceptance for payment of any Common Stock by Parent or Purchaser, or the consummation of the Merger or the Offer, or seeking to obtain material damages in connection with the Offer; (ii) seeking to prohibit or limit materially the ownership or operation by Purchaser of all or any material portion of the business or assets of the Company, or to compel Purchaser to dispose of or hold separate all or any material portion of the business or assets of Purchaser as a result of the Offer; (iii) seeking to impose or confirm limitations on the ability of Purchaser or any of its affiliates to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company's stockholders, including, without limitation, the approval and adoption of the Merger Agreement and the Offer; (iv) seeking to require divestiture by Parent or Purchaser of any Common Stock; or (v) which is reasonably likely to have a Material Adverse Effect; or

     (b) the Company shall have received a written threat of any action, suit or proceeding from any governmental entity that has a reasonable likelihood of success with respect to the items listed in paragraph (a) above, provided that the existence of any such written threat shall permit Purchaser to delay accepting for payment and paying for any tendered shares but shall not permit Purchaser to amend or terminate the Offer except as otherwise provided in the Merger Agreement; or

     (c) there shall be in effect an injunction or other order, decree, judgment or ruling by a governmental entity of competent jurisdiction or a law, rule or regulation shall have been promulgated or enacted by a governmental entity of competent jurisdiction, which in any such case prevents or prohibits the making or consummation of the Offer or the consummation of the Merger or would make such consummation illegal, which is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above; or

     (d) there shall have occurred any change, condition, event or development that results in a Material Adverse Effect; or

     (e) the Merger Agreement shall have been terminated in accordance with its terms or any event shall have occurred which gives Parent or Purchaser the right to terminate the Merger Agreement or not consummate the Merger; or

     (f) any representation or warranty of the Company contained in the Merger Agreement (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification), shall not be true in any respect that, individually or in the aggregate (when taken together with all other representations and warranties that are not true and correct), has had or would reasonably be likely to have a Material Adverse Effect, as of the date of determination, as if made at and as of such time (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case such representation or warranty shall not be true and correct as of such date), provided that such breaches are incapable of being cured or have not been cured prior to the initial Expiration Date (or such later date upon which the Offer shall expire in accordance with the Merger Agreement); or

     (g) the Company shall have failed to perform or comply with in any material respect, any of its material obligations, covenants or agreements contained in the Merger Agreement, provided that such failures to perform are incapable of being cured or have not been cured prior to the initial Expiration Date (or such later date upon which the Offer shall expire in accordance with the Merger Agreement); or

     (h) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States (other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index),
  (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation (whether or not mandatory) by any governmental entity on, or other event that materially and adversely affects, the extension of credit by banks or other lending institutions, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or (v) in the case of any of the foregoing existing at the time of the execution of the Merger Agreement, a material acceleration or worsening thereof; or

     (i) it shall have been publicly disclosed or Purchaser shall have otherwise learned that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange
  Act) of 30% or more of the then outstanding Shares has been acquired by any person, other than Purchaser or any of its affiliates, and excluding for purposes of this condition, the Shares covered by the Stock Tender Agreement; or

     (j) the Board of Directors of the Company or any committee thereof, (i) shall have withdrawn or modified in a manner adverse to Parent or Purchaser (including by amendment of the Schedule 14D-9) its approval or recommendation of the Offer, the Merger or the Agreement or (ii) shall have resolved to do any of the foregoing;

     (k) Purchaser and the Company shall have agreed that Purchaser shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder; or

     (l) the Company or any of its subsidiaries (or the Board of Directors of the Company, or any committee thereof) shall have approved, recommended, authorized, or proposed any Acquisition Proposal, or has resolved to do any of the foregoing; or

     (m) there shall not continue to be in place in favor of Parent, the commitment, pursuant to the Conditional Binder attached as an exhibit to the Merger Agreement, to insure claims and losses arising or occurring as a result of any breach of the representations and warranties made by the Company in Article III of the Merger Agreement or Section 5.10 of the Merger Agreement, subject only to (i) payment by Parent of one-half of all applicable premium therefor (it being understood that Parent and the Company shall each be responsible for 50% of such premium and each hereby covenants to pay when due their respective premium payment obligations),
  (ii) delivery by Parent to the insurer of a letter updating certain due diligence matters, and (iii) the various exclusions set forth therein;

which in the good faith judgment of Parent or Purchaser, in any such case, and regardless of the circumstances giving rise to such condition, and provided that Purchaser and Parent have performed all of their respective obligations, if any, under the Merger Agreement which relate to such condition, makes it inadvisable to proceed with the Offer or the acceptance for payment of or payment for the Common Stock.

   The foregoing conditions are for the sole benefit of Purchaser and Parent and may be waived by Parent or Purchaser, in whole or in part at any time and from time to time in the sole discretion of Parent or Purchaser. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

   Should the Offer be terminated pursuant to the foregoing provisions, all tendered shares of Common Stock shall promptly be returned by the Depositary to the tendering stockholders.

16. Certain Legal Matters.

   General. Except as described in this Section 16, based on a review of publicly available filings by the Company with the Commission and other publicly available information concerning the Company, Purchaser is not aware of any license or regulatory permit that appears to be material to the business of the Company and that might be adversely affected by Purchaser's acquisition of Shares pursuant to the Offer, or of any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign (other than in their capacity as customers of the Company), that would be required for the acquisition or ownership of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is presently contemplated that such approval or action would be sought, except as described below under "--State Takeover Laws." While Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if required, would be obtained without substantial conditions or that adverse consequences would not result to the Company's business or that certain parts of the Company's business would not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser may decline to accept for payment or pay for any Shares tendered. See Section 15 ("Certain Conditions of the Offer").

   State Takeover Laws. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL ("Section 203") prevents an "interested stockholder" (including a person who owns or has the right to acquire 15% or more of the corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder. The Board of Directors of the Company has taken all appropriate action so that neither Parent nor Purchaser is or will be considered an "interested stockholder" pursuant to Section 203.

   Neither Parent nor Purchaser has determined whether any other state takeover laws and regulations will by their terms apply to the Offer or the Merger, and, except as set forth above, neither Parent nor Purchaser has presently sought to comply with any state takeover statute or regulation. Parent and Purchaser reserve the right to challenge the applicability or validity of any state law or regulation purporting to apply to the Offer or the Merger, and neither anything in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of such right. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that such statute is inapplicable or invalid as applied to the Offer or the Merger, Parent or Purchaser might be required to file certain information with, or to receive approval from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer.

17. Fees and Expenses.

   Parent and Purchaser have retained Mackenzie Partners to be the Information Agent and EquiServe to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

   The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the offer, will be reimbursed for reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

   None of Parent or Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer except for Ronald E. Sanderson and Associates, Inc. In addition, brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Parent or Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

   Parent has retained Ronald E. Sanderson and Associates as a consultant in connection with the acquisition of the Company. For such services, Parent has agreed to pay Ronald E. Sanderson and Associates a fee of 1% of the first $5 million invested and .5% of the balance above $5 million invested, subject to an overall ceiling of $400,000. Such fee is approximately $224,000, 30%, or $67,200, of which has already been paid, and Parent has agreed to pay the balance upon completion of the Merger and Offer. In addition, Parent has reimbursed

Ronald E. Sanderson and Associates $10,000 of expenses, and has agreed to reimburse an additional $2,500 upon submission of invoices, with any remaining amounts, up to an additional $12,500, to be reimbursed together with the last installment of the fee.

   The Company has retained Ladenburg as its exclusive financial advisor, until October 10, 2001, in connection with the possible sale of the Company to provide corporate finance services, review the Company's business and evaluate the offer from Parent and Purchaser, advise as to negotiating strategies and provide a fairness opinion as to whether the consideration from Parent and Purchaser is fair, from a financial point of view, to the stockholders of the Company. For such services, the Company has paid Ladenburg $100,000 upon signing the retainer letter, and has paid $300,000 in connection with the fairness opinion, and $200,000 plus 2.5% of any consideration to the Company and its stockholders and optionholders above $40 million upon the closing of the Offer and Merger. The Company has agreed to reimburse Ladenburg from time to time for all reasonable out-of-pocket expenses in connection with carrying out the agreement with Ladenburg, including telephone, travel, facsimile, courier, computer time charges and attorneys' fees. The Company has agreed to certain indemnification and contribution obligations to Ladenburg, its affiliates, control persons, directors, officers, employees and agents. The agreement with Ladenburg is terminable upon 30 days notice by either party.

18. Miscellaneous.

   The Offer is being made to all holders of Shares. Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by the laws of such jurisdiction. If Purchaser becomes aware of any jurisdiction in which the making of the Offer or the acceptance of Shares pursuant thereto would not comply with the laws of such jurisdiction, Purchaser will make a good faith effort to comply with any such laws or seek to have such laws declared inapplicable to the Offer. If, after such good faith effort, Purchaser cannot comply with any such laws, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction.

   NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

   Parent and Purchaser have filed with the Commission a Tender Offer Statement on Schedule TO, together with all exhibits thereto, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer. In addition, the Company has filed a Solicitation/Recommendation Statement on Schedule 14D-9, together with all exhibits thereto, pursuant to Rule 14d-9 of the General Rules and Regulations of the Exchange Act setting forth its recommendation with respect to the Offer and the reasons for such recommendations and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the Commission in the manner set forth in Section 7 ("Certain Information Concerning the Company") except that they will not be available at the regional offices of the Commission.

                                          ICICI Acquisition Corporation

February 12, 2001

                                                                      SCHEDULE I

               INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
                OFFICERS OF PARENT, PURCHASER AND ICICI LIMITED

1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT.

   Set forth in the table below are the name, the present principal occupations or employment, the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, citizenship and the five-year employment history of each of the directors and executive officers of Parent. The principal business address of Parent, and, unless otherwise indicated, the business address of each person identified below, is 450 Raritan Center Parkway, Edison, New Jersey 08837. Each person listed below is a citizen of India.

                                   Present Principal Occupation or Employment, Citizenship
               Name                and Material Positions Held During the Past Five Years
               ----                -------------------------------------------------------
Mr. Srinivasan Venkatraman.......  Mr. V. Srinivasan has been the Managing Director, and a director, of Parent since January 2000. Mr. V.
                                   Srinivasan has been the Managing Director and Chief
                                   Executive Officer, and a director, of Purchaser since
                                   its inception. He has been Managing Director and Chief
                                   Executive Officer, and a director, of ICICI Infotech
                                   Services Limited, the parent of Parent and a majority
                                   owned subsidiary of ICICI Limited, since June 1999. He
                                   is a graduate in mathematics from Madras University and
                                   a Chartered Accountant. Mr. Srinivasan joined ICICI
                                   Limited in 1980 and served at various levels in the
                                   Chennai Zonal Office until 1994. From 1994 to 1996, he
                                   headed the Systems Department. Mr. Srinivasan has
                                   served as the General Manager and Company Secretary of
                                   ICICI Limited from 1996 to 1999. He became a Senior
                                   General Manager of ICICI Limited in 2000. His principal
                                   business address is ICICI Infotech Services Limited,
                                   Zenith House, Keshavrao Khade Marg, Mahalaxmi, Mumbai
                                   400 034, India.

Mr. Manoj Kunkalienkar...........  Mr. M. Kunkalienkar has been a director of Parent since
                                   January 2000. Mr. M. Kunkalienkar has been the
                                   Secretary and a director of Purchaser since its
                                   inception. He has been a Joint President of ICICI
                                   Infotech Services Limited since September 1999 and is
                                   in charge of its Software Development and Consulting
                                   Group. Prior to that, since its inception in 1993, he
                                   was the Managing Director of Rohan Software Pvt. Ltd.,
                                   an Indian software development firm specializing in
                                   banking and financial services. He began his career
                                   with Patni Computer Services, a leading software house,
                                   and has had assignments in organizations such as Data
                                   General, both at their headquarters in Boston, USA and
                                   at their London office. He specialized in various
                                   application areas ranging from Finance to Manufacturing
                                   and has been a Consultant to IIT--Mumbai, MTNL,
                                   Rashtriya Chemical Fertilizers Limited and Patni
                                   Computer Services Limited, among others. He has handled
                                   projects in many overseas locations. He has done his
                                   B.Tech in Electrical Engineering and his M. Tech in
                                   Computer Science from IIT--Mumbai. His principal
                                   business address is ICICI Infotech Services Limited,
                                   Zenith House, Keshavrao Khade Marg, Mahalaxmi, Mumbai
                                   400 034, India.

                                   Present Principal Occupation or Employment, Citizenship
               Name                and Material Positions Held During the Past Five Years
               ----                -------------------------------------------------------
Mr. Nathan Shivakumar............  Mr. N. Shivakumar has been the President, and a director, of Parent since June 2000. Prior to that, he
                                   was the Chief Executive Officer of Ivory Consulting
                                   Group since 1996. Ivory Consulting Group was a software
                                   company located at 275 Raritan Center Parkway, Edison,
                                   New Jersey 08837.

2. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER.

   Set forth in the table below are the name, the present principal occupations or employment, the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, citizenship and the five-year employment history of each of the directors and executive officers of Purchaser. The principal business address of Purchaser is 450 Raritan Center Parkway, Edison, New Jersey 08837. Each person listed below is a citizen of India.

                                   Present Principal Occupation or Employment, Citizenship
               Name                and Material Positions Held During the Past Five Years
               ----                -------------------------------------------------------
Mr. Srinivasan Venkatraman.......  Mr. V. Srinivasan has been the Managing Director, and a director, of Parent since January 2000. Mr. V.
                                   Srinivasan has been the Managing Director and Chief
                                   Executive Officer, and a director, of Purchaser since
                                   its inception. He has been Managing Director and Chief
                                   Executive Officer, and a director, of ICICI Infotech
                                   Services Limited, the parent of Parent and a majority
                                   owned subsidiary of ICICI Limited, since June 1999. He
                                   is a graduate in mathematics from Madras University and
                                   a Chartered Accountant. Mr. Srinivasan joined ICICI
                                   Limited in 1980 and served at various levels in the
                                   Chennai Zonal Office until 1994. From 1994 to 1996, he
                                   headed the Systems Department. Mr. Srinivasan has
                                   served as the General Manager and Company Secretary of
                                   ICICI Limited from 1996 to 1999. He became a Senior
                                   General Manager of ICICI Limited in 2000. His principal
                                   business address is ICICI Infotech Services Limited,
                                   Zenith House, Keshavrao Khade Marg, Mahalaxmi, Mumbai
                                   400 034, India.

Mr. Manoj Kunkalienkar...........  Mr. M. Kunkalienkar has been a director of Parent since
                                   January 2000. Mr. M. Kunkalienkar has been the
                                   Secretary and a director of Purchaser since its
                                   inception. He has been a Joint President of ICICI
                                   Infotech Services Limited since September 1999 and is
                                   in charge of its Software Development and Consulting
                                   Group. Prior to that, since its inception in 1993, he
                                   was the Managing Director of Rohan Software Pvt. Ltd.,
                                   an Indian software development firm specializing in
                                   banking and financial services. He began his career
                                   with Patni Computer Services, a leading software house,
                                   and has had assignments in organizations such as Data
                                   General, both at their headquarters in Boston, USA and
                                   at their London office. He specialized in various
                                   application areas ranging from Finance to Manufacturing
                                   and has been a Consultant to IIT--Mumbai, MTNL,
                                   Rashtriya Chemical Fertilizers Limited and Patni
                                   Computer Services Limited, among others. He has handled
                                   projects in many overseas locations. He has done his
                                   B.Tech in Electrical Engineering and his M. Tech in
                                   Computer Science from IIT--Mumbai. His principal
                                   business address is ICICI Infotech Services Limited,
                                   Zenith House, Keshavrao Khade Marg, Mahalaxmi, Mumbai
                                   400 034, India.

3. DIRECTORS AND EXECUTIVE OFFICERS OF ICICI LIMITED.

   Set forth in the table below are the name, the present principal occupations or employment, the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, citizenship and the five-year employment history of each of the directors and executive officers of ICICI Limited. The principal business address of ICICI Limited, and, unless otherwise indicated, the business address of each person identified below, is ICICI Towers, Bandra-Kurla Complex, Mumbai 400 051, Maharashtra, India. Each person listed below is a citizen of India, unless otherwise indicated.

                                   Present Principal Occupation or Employment, Citizenship
               Name                and Material Positions Held During the Past Five Years
               ----                -------------------------------------------------------
Mr. Narayanan Vaghul.............  Mr. Narayanan Vaghul has been Chairman of the Board of
                                   Directors of ICICI Limited since September 1985. Mr.
                                   Vaghul is a veteran banker and was the Chairman and
                                   Managing Director of Bank of India prior to joining
                                   ICICI Limited in 1985. He has been on the board of
                                   several companies and he has been a member of and/or
                                   Chairman of various committees constituted by the
                                   Government of India.

Mr. Kundapur Vaman Kamath........  Mr. K.V. Kamath is a mechanical engineer and a post-
                                   graduate in Business Management from the Indian
                                   Institute of Management, Ahmedabad. He joined ICICI
                                   Limited in 1971 and gained experience in project
                                   finance, leasing, resources and corporate planning. In
                                   1988, he left ICICI Limited to join the Asian
                                   Development Bank, where he worked for six years. In
                                   January 1995, he joined a major private sector group in
                                   Indonesia as advisor to the Chairman. Mr. Kamath joined
                                   the board of ICICI Limited in October 1995 and was
                                   appointed Managing Director and Chief Executive Officer
                                   of ICICI Limited in May 1996. He is Chairman of the
                                   Management Committee, the Resources, Treasury and Asset
                                   Liability Management Committee and ICICI Money Market
                                   Mutual Fund Committee, and a member of the Board
                                   Governance Committee, Investment Committee, Credit
                                   Committee and Systems & Technology Committee of ICICI
                                   Limited.

Ms. Lalita Dileep Gupte..........  Ms. Lalita D. Gupte has a Bachelor of Arts degree and also holds a Master's degree in Management Science from
                                   the Jamnalal Bajaj Institute of Management Studies,
                                   University of Mumbai. Ms. Gupte joined ICICI Limited in
                                   1971 and has been with ICICI Limited since then. She
                                   has worked in the areas of project finance, leasing,
                                   resources and treasury, and credit operations. Ms.
                                   Gupte joined the board of directors of ICICI Limited in
                                   June 1994 as an executive director and was designated
                                   as the Deputy Managing Director in 1996. In April 1999,
                                   she was designated as the Joint Managing Director and
                                   Chief Operating Officer of ICICI Limited. She is
                                   Chairperson of the Share Transfer Committee and a
                                   member of the Investment Committee, Credit Committee,
                                   Management Committee, Resources & Treasury Committee
                                   and ICICI Money Market Mutual Fund Committee of ICICI
                                   Limited.

                                   Present Principal Occupation or Employment, Citizenship
               Name                and Material Positions Held During the Past Five Years
               ----                -------------------------------------------------------
Mr. Shashikant Harilal Bhojani...  Mr. S.H. Bhojani has a Bachelor of Science degree and also holds a Master's degree in law from the University
                                   of Mumbai. Mr. Bhojani started his career with Bharat
                                   Bijlee Limited and later worked with BSES Limited and
                                   Crompton Greaves Limited. He joined ICICI Limited in
                                   1973 and has been with ICICI Limited since then. Mr.
                                   Bhojani has worked in the legal, rehabilitation,
                                   taxation and investment departments and has also worked
                                   in the areas of accounts, human resources and
                                   administration. In 1986, he was appointed as the
                                   Corporate Legal Advisor of ICICI Limited. He was
                                   appointed as an executive director and Legal Advisor of
                                   ICICI Limited in 1996. In April 1999, Mr. Bhojani was
                                   designated as the Deputy Managing Director of ICICI
                                   Limited. He is a member of the Investment Committee,
                                   Management Committee, Resources & Treasury Committee,
                                   Share Transfer Committee and ICICI Money Market Mutual
                                   Fund Committee of ICICI Limited.

Dr. Ashok S. Ganguly.............  Dr. Ashok S. Ganguly has been a director of ICICI
                                   Limited since May 1997, and is Chairman of the Credit
                                   Committee and a member of the Audit Committee and Board
                                   Governance Committee of ICICI Limited. He has been
                                   Chairman of ICI India Limited, since 1996. ICI India
                                   Limited manufactures and markets paints, rubber
                                   chemicals, industrial explosives, catalysts, speciality
                                   chemicals, surfactants, pharmaceuticals, polyurethanes
                                   and employs over 2,900 people. It has a robust and
                                   diversified trading portfolio. It also markets acrylics
                                   and has India-wide distribution network. ICI India's
                                   manufacturing sites, business and sales offices,
                                   network of dealers, distributors, customers and
                                   consumers span the entire country. His principal
                                   business address is ICI India Limited, 5th Floor, DLF
                                   Plaza Tower, DLF Qutab enclave Phase I, Gurgaon,
                                   Haryana, India 122 002.

Mr. Basant Kumar Jhawar..........  Mr. Basant Kumar Jhawar has been a director of ICICI
                                   Limited since April 1996 and is a member of the audit
                                   committee of ICICI Limited. He has been Chairman of
                                   Usha Beltron Limited, a manufacturer of electrical
                                   components and devices, for more than five years. His
                                   principal business address is Usha Beltron Ltd., 2A,
                                   Shakespeare Sarani, Calcutta 700 071, India.

Mr. G.N. Bajpai..................  Mr. G.N. Bajpai has been a director of ICICI Limited since January 2001. He has been Chairman and Managing
                                   Director of Life Insurance Corporation of India, a life
                                   insurance company, where he has worked for the past 35
                                   years. His principal business address is Life Insurance
                                   Corporation of India, Yogakshema, 6th Floor, Jeevan
                                   Bima Marg, Mumbai 400 021, India.

                                   Present Principal Occupation or Employment, Citizenship
               Name                and Material Positions Held During the Past Five Years
               ----                -------------------------------------------------------
Mr. Debadatta Sengupta...........  Mr. Debadatta Sengupta has been a director of ICICI
                                   Limited since August 1998 and is a member of the Board
                                   Governance Committee and Credit Committee of ICICI
                                   Limited. He has been Chairman of General Insurance
                                   Corporation of India, an undertaking of the Government
                                   of India in the field of general insurance Since 1998.
                                   Prior to that, he was the Chairman and Managing
                                   Director of New India Assurance Company Ltd., a
                                   provider of non-life insurance policies and products
                                   and a subsidiary of General Insurance Corporation of
                                   India. His principal business address is General
                                   Insurance Corporation of India, Suraksha, 170, J.T.
                                   Road, Chuchgate, Bombay 400 020, India.

Mr. Devi Dayal...................  Mr. Devi Dayal has been a director of ICICI Limited since July 1999. He is the Special Secretary (Banking)
                                   with the Ministry of Finance of the Government of
                                   India. He has been a senior government official for
                                   more than five years. His principal business address is
                                   Special Secretary (Banking), Ministry of Finance, Dept.
                                   of Economic Affairs, (Banking Div.), Govt. of India,
                                   Jeevan Deep, Parliament Street, New Delhi 110 001,
                                   India.

Mr. Lakshmi Niwas Mittal.........  Mr. Lakshmi Niwas Mittal has been director of ICICI
                                   Limited since April 1999. He has been the Chief
                                   Executive Officer of Ispat International N.V. for more
                                   than five years. Over the last decade, Ispat
                                   International N.V. has become the world's eighth
                                   largest steelmaker, and has established a global
                                   network of major steelmaking facilities in seven
                                   countries. In the process, it has become a global force
                                   in steel, producing flat and long steel products. His
                                   principal business address is Ispat International N.V.,
                                   7th Floor, Berkeley Square House, London W1J 6DA.

Mr. P.G. Mankad..................  Mr. P.G. Mankad has been a director of ICICI Limited since January 2001. He has been the Secretary with the
                                   Ministry of Industry of the Government of India for
                                   more than five years. His principal business address is
                                   Government of India, Ministry of Industry, Dept. of
                                   Industrial Policy & Promotion, Udyog Bhavan, New Delhi
                                   110 011, India.

Professor Marti Gurunath
 Subrahmanyam....................  Professor Marti Gurunath Subrahmanyam has been a director of ICICI Limited since August 1998 and is
                                   Chairman of the Investment Committee of ICICI Limited.
                                   He has been a professor at the Stern School of Business
                                   of New York University, located at 44 West Fourth
                                   Street, New York, New York 10012, for more than five
                                   years.

Mr. N.R. Narayana Murthy.........  Mr. N.R. Narayana Murthy has been a director of ICICI
                                   Limited since August 1998, and is Chairman of the Board
                                   Governance Committee and a member of the Systems and
                                   Technology Committee of ICICI Limited. He has been
                                   Chairman and Chief Executive Officer of Infosys
                                   Technologies United, a software solutions provider, for
                                   more than five years. His principal business address is
                                   Infosys Technologies United, Plot No. 44, Electronics
                                   City, Hosur Road, Bangalore 561 229, India.

                                   Present Principal Occupation or Employment, Citizenship
               Name                and Material Positions Held During the Past Five Years
               ----                -------------------------------------------------------
Dr. Rakesh Khurana...............  Dr. Rakesh Khurana has been a director of ICICI Limited since May 1997 and is a member of the Share Transfer
                                   Committee and Credit Committee and Chairman of the
                                   Systems and Technology Committee of ICICI Limited. Dr.
                                   Khurana has been a Professor in the Indira Gandhi
                                   National Open University located at Maidan Garhi, New
                                   Dehli 110 068, India, for more than five years. He has
                                   recently formed Knowledge Network India Ltd., an
                                   internet education portal, for which he is the
                                   Chairman. His principal business address is Knowledge
                                   Network India, 819, Asiad Village, Levy Pinto Block,
                                   New Delhi 110 049, India.

Mr. Ramaswamy Seshasayee.........  Mr. Ramaswamy Seshasayee has been a director of ICICI
                                   Limited since May 1997 and is Chairman of the Audit
                                   Committee of ICICI Limited. He has been the Managing
                                   Director of Ashok Leyland Limited, a manufacturer of
                                   commercial vehicles and trucks, since April 1998. Prior
                                   to that, he was the Deputy Managing Director of Ashok
                                   Leyland Ltd. His principal business address is Ashok
                                   Leyland Ltd., 19, Rajaji Salai, Chennai 600 001, India.

Ms. Chanda Kochhar...............  Ms. Chanda Kochhar is a graduate from Mumbai University and a post-graduate in Business Management from
                                   Jamnalal Bajaj Institute of Management Studies, Mumbai
                                   University. She joined ICICI Limited in 1984 and worked
                                   in the Project Finance Department until 1993. She was
                                   deputed to ICICI Bank as a Senior Executive for the
                                   period from 1993 to 1996. Ms. Kochhar was Regional
                                   Manager, Western Regional Office of ICICI Limited for
                                   the period from 1997 to 1998. In 1998, Ms. Kochhar was
                                   put in charge of the Major Clients Group of ICICI
                                   Limited. In 1999, she was given additional charge of
                                   the E-commerce Division of ICICI Limited. In 2000, she
                                   was designated as a Senior General Manager of ICICI
                                   Limited. Currently, Ms. Kochhar is in charge of the
                                   Personal Financial Services Group and the E-commerce
                                   Division.

Mr. Devdatt Shah.................  Mr. Devdatt Shah is an electrical engineer from the
                                   Indian Institute of Technology, Mumbai and holds a
                                   Master's degree in Business Administration from the
                                   State University of New York. From 1979 to 1981, Mr.
                                   Shah was an Associate Consultant in Policy Planning and
                                   Evaluation Inc. Mr. Shah joined J.P. Morgan & Co. in
                                   1981 and worked in various departments including equity
                                   research, structured products and financial advisory
                                   services. He left J.P. Morgan in 1995 to join India
                                   Capital Advisors, Toronto. In 1996, Mr. Shah joined the
                                   Canadian Imperial Bank of Commerce as Managing Director
                                   (India). Mr. Shah joined ICICI Limited in January 1999
                                   and is currently working as Managing Director of ICICI
                                   Securities and Finance Company Limited at the request
                                   of ICICI Limited. He is a Canadian citizen.

                                   Present Principal Occupation or Employment, Citizenship
               Name                and Material Positions Held During the Past Five Years
               ----                -------------------------------------------------------
Ms. Kalpana Morparia.............  Ms. Kalpana Morparia holds Bachelor's degrees in
                                   Science and Law. She worked in the Legal Department of
                                   ICICI Limited from 1975 to 1994. Since 1996, when she
                                   was designated as a General Manager, she was in charge
                                   of the legal, planning, treasury and corporate
                                   communications departments. In 1998, she was designated
                                   as a Senior General Manager of ICICI Limited.
                                   Currently, Ms. Morparia is in charge of Legal, Human
                                   Resources Development, Corporate Communications,
                                   Planning and Strategic Support Group and Special
                                   Projects.

Dr. Nachiket Mor.................  Dr. Nachiket Mor is a graduate in science from Mumbai
                                   University and a post-graduate in Business Management
                                   from Indian Institute of Management, Ahmedabad. He
                                   joined ICICI Limited in 1987 in the Corporate Planning
                                   and Policy Department. He then completed his Ph.D
                                   degree from the University of Pennsylvania during the
                                   period 1990-1994. Since 1994, he worked in the Planning
                                   and Treasury Department at various levels and became
                                   General Manager in 1998. He became a Senior General
                                   Manager in 2000 and currently Dr. Mor is heading the
                                   Treasury, the Structured Products Group and the Social
                                   Initiative Group.

Ms. Ramni Nirula.................  Ms. Ramni Nirula is a post-graduate in management studies from a reputed Indian University. Ms. Nirula
                                   joined ICICI Limited in 1975 and held various positions
                                   in the Northern Regional Office of ICICI Limited. Ms.
                                   Nirula became General Manager in 1998 and was the Zonal
                                   Manager of the Delhi Zonal office for the period 1998
                                   to 2000. She was designated as a Senior General Manager
                                   of ICICI Limited in 2000. Currently she is in charge of
                                   the Growth Clients Group of ICICI Limited.

Mr. Sabrata Mukherji.............  Mr. S. Mukherji holds a Management degree from the
                                   Jamnalal Bajaj Institute of Management Studies,
                                   University of Mumbai and a Master's degree from the
                                   London School of Economics. Mr. Mukherji worked in the
                                   Projects and Operations Department of ICICI at Mumbai
                                   between 1978 and 1992 and at Calcutta between 1992 and
                                   1997. He was Zonal manager of ICICI Limited's Calcutta
                                   Zonal Office between 1992 and 1997. During 1997, he
                                   headed the Western Regional Office of ICICI Limited. He
                                   was designated as a Senior General Manager of ICICI
                                   Limited in 1998. Mr. Mukherji is currently in charge of
                                   the Major Clients Group, the Infrastructure Industry
                                   Group, the Oil, Gas and Petrochemicals Group and the
                                   Special Asset Management Group.

                                   Present Principal Occupation or Employment, Citizenship
               Name                and Material Positions Held During the Past Five Years
               ----                -------------------------------------------------------
Mr. Sanjiv Kerkar................  Mr. Sanjiv Kerkar is a chemical engineer and holds a
                                   Management degree from the Jamnalal Bajaj Institute of
                                   Management Studies, University of Mumbai. He worked
                                   with ICICI Limited from 1979 until 1993, when he joined
                                   Asian Finance and Investment Company Limited (AFIC), an
                                   affiliate of the Asian Development Bank. Mr. Kerkar
                                   worked with AFIC from 1993 to 1996. In 1996, he re-
                                   joined ICICI Limited as a General Manager and has been
                                   in charge of the Risk Management Department in ICICI
                                   Limited since then. In 1998, he was designated as a
                                   Senior General Manager of ICICI Limited.

Ms. Shikha Sharma................  Ms. Shikha Sharma is a graduate from the University of
                                   Delhi and a post-graduate in Management from the Indian
                                   Institute of Management, Ahmedabad. Ms. Sharma joined
                                   ICICI Limited in 1980 and worked at ICICI Limited until
                                   1995. Thereafter, she worked at ICICI Securities and
                                   Finance Company Limited and was deputed to J.P. Morgan
                                   & Co. After rejoining ICICI Limited in 1997, she served
                                   as General Manager in charge of the Strategic Planning
                                   and Development Department until 1998 and set up the
                                   Structured Products Group. In 1998, she was designated
                                   as a Senior General Manager and was in charge of the
                                   Personal Financial Services Group. Currently Ms. Sharma
                                   has been deputed to ICICI Prudential Life Insurance
                                   Company as Managing Director at the request of ICICI
                                   Limited.

Mr. Srinivasan Venkatraman.......  Mr. V. Srinivasan has been the Managing Director, and a director, of Parent since January 2000. Mr. V.
                                   Srinivasan has been the Managing Director and Chief
                                   Executive Officer, and a director, of Purchaser since
                                   its inception. He has been Managing Director and Chief
                                   Executive Officer, and a director, of ICICI Infotech
                                   Services Limited, the parent of Parent and a majority
                                   owned subsidiary of ICICI Limited, since June 1999. He
                                   is a graduate in mathematics from Madras University and
                                   a Chartered Accountant. Mr. Srinivasan joined ICICI
                                   Limited in 1980 and served at various levels in the
                                   Chennai Zonal Office until 1994. From 1994 to 1996, he
                                   headed the Systems Department. Mr. Srinivasan has
                                   served as the General Manager and Company Secretary of
                                   ICICI Limited from 1996 to 1999. He became a Senior
                                   General Manager of ICICI Limited in 2000. His principal
                                   business address is ICICI Infotech Services Limited,
                                   Zenith House, Keshavrao Khade Marg, Mahalaxmi, Mumbai
                                   400 034, India.

   Manually signed facsimile copies of the Letter of Transmittal will be accepted. Letters of Transmittal and certificate(s) for Shares should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                        The Depositary for the Offer is:

                         EquiServe Trust Company, N.A.
                                Facsimile Number
                       (for Eligible Institutions Only):
                                 (781) 575-4826

             By Hand:                     By Mail (registered or          By Overnight Courier:
                                        certified mail recommended):
  Securities Transfer & Reporting     EquiServe Trust Company, N.A.   EquiServe Trust Company, N.A.
          Services, Inc.                    Corporate Actions               Corporate Actions
 c/o EquiServe Limited Partnership            P.O. Box 9573                40 Campanelli Drive
   100 Williams Street Galleria      Boston, Massachusetts 02205-9573 Braintree, Massachusetts 02184
     New York, New York 10038

                          Confirm Receipt of Notice of
                       Guaranteed Delivery by Telephone:
                                 (781) 575-4816

                        Fax Confirmation: (781) 575-4826

   Any questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent. Stockholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

                    The Information Agent for the Offer is:
                       [LOGO OF MACKENZIE PARTNERS, INC.]
                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)

                      E-mail: proxy@mackenziepartners.com
                                       or
                         Call Toll-Free (800) 322-2885